Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MEDTECH PRODUCTS, INC.,

AETAGE LLC,

C.B. FLEET TOPCO, LLC

AND

THE SELLERS’ REPRESENTATIVE

DATED AS OF DECEMBER 21, 2016

TABLE OF CONTENTS

Page
ARTICLE 1 DEFINITIONS                              2

1.1DEFINITIONS    2
1.2CROSS‑REFERENCES    13

ARTICLE 2 THE MERGER 15

2.1THE MERGER    15
2.2THE CLOSING AND THE EFFECTIVE TIME    15
2.3EFFECT OF THE MERGER    16
2.4ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANY    16
2.5MANAGERS AND OFFICERS OF THE SURVIVING COMPANY    16
2.6EFFECT OF THE MERGER ON THE COMPANY UNITS AND
MERGER SUB 16
2.7MECHANISM OF PAYMENT; LETTERS OF TRANSMITTAL    17
2.8NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY UNITS    18
2.9REPAID INDEBTEDNESS; SELLERS’ TRANSACTION EXPENSES    18
2.10WORKING CAPITAL, CASH, INDEBTEDNESS AND SELLERS’
TRANSACTION EXPENSES ADJUSTMENT    19

ARTICLE 3 CONDITIONS TO CLOSING 23

3.1CONDITIONS TO THE OBLIGATIONS OF THE COMPANY    23
3.2CONDITIONS TO PURCHASER’S OBLIGATIONS    24
3.3PURCHASER CLOSING DELIVERIES    27

ARTICLE 4 COVENANTS PRIOR TO CLOSING 27

4.1AFFIRMATIVE COVENANTS    27
4.2NEGATIVE COVENANTS    31
4.3COMMERCIALLY REASONABLE EFFORTS    33
4.4EXCLUSIVITY    34
4.5REGULATORY APPROVAL    34
4.6INTERIM FINANCIAL STATEMENTS    36
4.7SCHEDULE UPDATES    36
4.8SECTION 280G    37
4.9FINANCING    38

i

ARTICLES 5 REPRESENTATIONS AND WARRANTIES REGARDING THE
COMPANY GROUP 41

5.1ORGANIZATION AND POWER; SUBSIDIARIES AND INVESTMENTS    41
5.2AUTHORIZATION    41
5.3CAPITALIZATION    42
5.4ABSENCE OF CONFLICTS    43
5.5FINANCIAL STATEMENTS    43
5.6NO MATERIAL UNDISCLOSED LIABILITIES;
2017 MARKETING PLAN    44
5.7ABSENCE OF CERTAIN DEVELOPMENTS    44
5.8REAL PROPERTY    46
5.9TITLE TO TANGIBLE ASSETS    47
5.10CONTRACTS AND COMMITMENTS    47
5.11PROPRIETARY RIGHTS    50
5.12GOVERNMENTAL LICENSES AND PERMITS    52
5.13LITIGATION; PROCEEDINGS    52
5.14COMPLIANCE WITH LAWS    52
5.15ENVIRONMENTAL MATTERS    52
5.16EMPLOYEES    53
5.17EMPLOYEE BENEFIT PLANS    54
5.18TAX MATTERS    55
5.19BROKERAGE    57
5.20INSURANCE COVERAGE    57
5.21PRODUCTS    57
5.22INVENTORY    58
5.23ACCOUNTS RECEIVABLE    58
5.24FDA/FTC REGULATORY COMPLIANCE    58
5.25INDEBTEDNESS    60
5.26DISCLAIMER    60

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB 61

6.1ORGANIZATION AND POWER; OWNERSHIP OF MERGER SUB; NO
PRIOR ACTIVITIES    61
6.2AUTHORIZATION    61
6.3NO VIOLATION    61
6.4LITIGATION    62
6.5INVESTMENT INTENT; RESTRICTED SECURITIES    62
6.6BROKERAGE    62
6.7FINANCING    62
6.8SOLVENCY    64
6.9DISCLAIMER    64

ii

ARTICLE 7 TERMINATION 64

7.1TERMINATION    64
7.2EFFECT OF TERMINATION    65

ARTICLE 8 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING 65

8.1MUTUAL ASSISTANCE    65
8.2PRESS RELEASE AND ANNOUNCEMENTS; CONFIDENTIALITY    66
8.3EXPENSES    66
8.4FURTHER TRANSFERS    66
8.5TRANSFER TAXES; RECORDING CHARGES    67
8.6SELLERS’ REPRESENTATIVE    67
8.7DIRECTORS AND OFFICERS INSURANCE    70
8.8TAX MATTERS    71
8.9EMPLOYEE MATTERS    74
8.10CERTAIN INDEMNITY PROCEEDS    75

ARTICLE 9 INDEMNIFICATION 75

9.1WRITTEN NOTICE OF CLAIMS FOR INDEMNIFICATION    75
9.2INDEMNIFICATION OF PURCHASER INDEMNIFIED PARTIES    76
9.3INDEMNIFICATION OF THE COMPANY UNITHOLDER INDEMNIFIED
PARTIES    76
9.4INDEMNIFIABLE LOSSES    76
9.5CERTAIN LIMITATIONS    77
9.6[RESERVED]    77
9.7PROCEDURES RELATING TO INDEMNIFICATION    77
9.8DETERMINATION OF LOSSES    79
9.9MITIGATION    80
9.10NO CIRCULAR RECOVERY    80
9.11CERTAIN DETERMINATIONS    81
9.12EFFECT OF INVESTIGATION    81
9.13EXCLUSIVE REMEDY; SOURCE OF INDEMNIFICATION;
R&W POLICY    81

ARTICLE 10 MISCELLANEOUS      82

10.1SURVIVAL OF REPRESENTATIONS, WARRANTIES
AND COVENANTS    82
10.2AMENDMENT AND WAIVER    82
10.3NOTICES    82
10.4ASSIGNMENT    83

iii

10.5SEVERABILITY    83
10.6NO STRICT CONSTRUCTION    84
10.7CAPTIONS    84
10.8NO THIRD-PARTY BENEFICIARIES    84
10.9ACKNOWLEDGEMENT    85
10.10SPECIFIC PERFORMANCE    85
10.11COMPLETE AGREEMENT    85
10.12COUNTERPARTS    86
10.13GOVERNING LAW AND JURISDICTION    86
10.14WAIVER OF JURY TRIAL    86
10.15RELEASE    87

iv

LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Distribution Waterfall
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Merger
Exhibit D	Form of Purchaser and Merger Sub Closing Certificate
Exhibit E	Form of Company Closing Certificate
Exhibit F	Form of Letter of Transmittal
Exhibit G	Restrictive Covenant Agreement

v

Schedules	Referenced in:
Key Employees Schedule	Section 1.1
Permitted Liens Schedule	Section 1.1
Sellers’ Transaction Expenses Schedule	Section 1.1
Working Capital Schedule	Sections 1.1, 2.10(a), 2.10(b) and 2.10(c)
Governmental Licenses Schedule	Sections 1.1 and 5.12
Repaid Indebtedness Schedule	Section 2.9
Sellers Holdings Schedule	Section 2.10(c)(iii)
Related Party Agreements Schedule	Section 3.2(h)
Required Consents Schedule	Section 3.2(i)(viii)
Negative Covenants Schedule	Section 4.2
Contracts Schedule	Sections 4.2(b), 4.2(p), 4.2(o), 5.4, 5.7(k), 5.10(a), 5.10(a)(ix) and 5.10(b)
Material Restrictions Schedule	Sections 4.3 and 5.4
Capitalization Schedule	Sections 5.1(a) and 5.3
Company Organization Schedule	Section 5.1(b)
Financial Statements Schedule	Section 5.5
Liabilities Schedule	Section 5.6
Developments Schedule	Section 5.7
Leased Real Property Schedule	Section 5.8(a)
Owned Real Property Schedule	Section 5.8(b)
Customers and Suppliers Schedule	Section 5.10(c)
Proprietary Rights Schedule	Sections 5.11(a), 5.11(b), 5.11(c), 5.11(d), 5.11(e) and 5.11(g)
Litigation Schedule	Section 5.13
Compliance Schedule	Section 5.14
Environmental Matters Schedule	Section 5.15
Employees Schedule	Section 5.16(a)
Employee Benefits Schedule	Sections 5.17(a), 5.17(b) and 5.17(e)
Taxes Schedule	Section 5.18
Brokerage Schedule	Section 5.19
Insurance Schedule	Section 5.20
FDA/FTC Regulatory Compliance Schedule	Sections 5.24(a), 5.24(b), 5.24(c), 5.24(e), 5.24(f), 5.24(g), 5.24(h), 5.24(i) and 5.24(j)
Indebtedness Schedule	5.25
Violations Schedule	Section 6.3
Purchaser Brokerage Schedule	Section 6.6
Indemnity Claims Schedule	Section 8.10
Indemnification Schedule	Section 9.2(d)

vi

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 21, 2016, by and among Medtech Products, Inc., a Delaware corporation (“Purchaser”), AETAGE LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Purchaser (“Merger Sub”), C.B. Fleet TopCo, LLC, a Delaware limited liability company (the “Company”), and Gryphon Partners 3.5, L.P., a Delaware limited partnership, solely in its capacity as the Sellers’ Representative (as defined below). Purchaser, Merger Sub, the Company and the Sellers’ Representative are sometimes referred to herein each individually as a “party” or “party hereto” and collectively as the “parties” or “parties hereto.” Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings given to such terms in Article 1.
WHEREAS, the board of managers of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend and recommended approval and adoption of this Agreement by all of the Company Unitholders entitled to approve and adopt this Agreement;
WHEREAS, the board of managers of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;
WHEREAS, Purchaser has adopted this Agreement in its capacity as the sole member of Merger Sub;
WHEREAS, the Company Board and the board of managers of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving limited liability company (the “Surviving Company”), upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware Limited Liability Company Act, as amended (“DLLCA”), whereby each issued and outstanding Company Unit shall be converted into the right to receive a portion of the Final Merger Consideration upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class of the Company Units as set forth in the Company’s Amended and Restated Limited Liability Company Agreement, dated as of October 24, 2014 (the “Company LLC Agreement”);
WHEREAS, promptly following the execution of this Agreement, but in any event within one (1) Business Day following the execution of this Agreement, the Company shall obtain, in accordance with Section 18-209 of the DLLCA, and deliver to Purchaser a written consent of the requisite Company Unitholders constituting a majority of the Company Unitholders entitled to approve the Merger, approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DLLCA and the Company LLC Agreement (the “Written Consent”); and
WHEREAS, the Company, Merger Sub and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS
1.1    Definitions. As used in this Agreement, the following terms have the meanings set forth below.
“Accounting Principles” shall have the meaning set forth on the Working Capital Schedule.
“Acquisition Proposal” means any proposal relating to a possible (i) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of a material portion of the assets of any member of the Company Group, (ii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) a material portion of the equity securities (or options, rights or warrants to purchase or securities convertible into, such equity securities) of any member of the Company Group, (iii) liquidation, dissolution, or other similar type of transaction with respect to any member of the Company Group, or (iv) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include the transactions contemplated hereby.
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Escrow Amount” means cash in the amount of One Million Five Hundred Thousand Dollars ($1,500,000).
“Adjustment Escrow Fund” means the Adjustment Escrow Amount deposited into escrow pursuant to the Escrow Agreement.
“Advisory Agreement” means that certain Advisory Agreement, dated as of October 24, 2014, by and among Gryphon Advisors, LLC, the Company, C.B. Fleet Holdco, LLC, C.B. Fleet, LLC, and C.B. Fleet Company, Incorporated.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or

2

indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under income Tax Law) of which any member of the Company Group is or has been a member.
“Aggregate Initial Consideration” means (i) Eight Hundred Twenty-Five Million Dollars ($825,000,000), plus (ii) the aggregate amount of Estimated Cash, as determined pursuant to Section 2.10(a), minus (iii) the aggregate amount of Estimated Indebtedness, as determined pursuant to Section 2.10(a), minus (iv) the aggregate amount of Estimated Sellers’ Transaction Expenses, as determined pursuant to Section 2.10(a), minus (v) the Adjustment Escrow Amount, minus (vi) the Indemnity Escrow Amount, minus (vii) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 2.10(a), is less than Target Working Capital (a “Downward Closing Working Capital Adjustment”), plus (viii) the amount, if any, by which Estimated Working Capital, as determined pursuant to Section 2.10(a), is greater than Target Working Capital (an “Upward Closing Working Capital Adjustment”), minus (ix) the Sellers’ Representative Expense Fund.
“Alternative Financing” means any alternative financing arranged by Purchaser or Merger Sub in lieu of the Financing (whether or not contemplated by the Debt Commitment Letter) or any portion thereof in an amount sufficient to permit Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement and in accordance with the requirements of Section 4.9.
“Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person or such Person’s business, assets or other properties.
“Business” means the business of the Company Group as currently conducted of manufacturing, marketing, distributing and selling consumer health and beauty products and related products and services.
“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in San Francisco, California or New York, New York are authorized or required by Law to close.
“Cash” means all cash, cash equivalents and marketable securities, net of issued but uncleared checks and net of overdrafts, in each case determined in accordance with GAAP.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Group” means the Company and each of its direct and indirect Subsidiaries.
“Company Unitholder” means any Person that holds any Company Units.

3

“Company Units” means all of the issued and outstanding Class A Units and Class B Units of the Company, in each case as further described in and subject to the respective rights, preferences and privileges applicable to such Company Units in the Company LLC Agreement.
“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact, in each case, with respect to the Company or the Company’s Subsidiaries, necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading.
“Debt Financing Sources” means the banks, financial institutions, and other institutional investors who will provide debt financing pursuant to the Debt Commitment Letter or any Alternative Financing to any of Purchaser or its Affiliates in connection with the transactions contemplated hereby, and each of their respective Affiliates and former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives.
“Dietary Supplement” has the meaning given such term under the FD&C Act.
“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall” attached hereto as Exhibit A, which may be updated as necessary by the Company prior to the Closing in any manner not adverse in any respect to Purchaser or Merger Sub.
“Drug” has the meaning given such term under the FD&C Act.
“Employee Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA (ii) any severance, termination protection, change in control, transaction bonus, retention, bonus, profit-sharing, deferred compensation, equity or equity-based incentive plan, program, policy, agreement or arrangement or (iii) other material vacation, retirement, welfare, post-employment welfare, relocation or expatriate benefits, employee assistance program, supplemental unemployment or other material benefit plan, program, policy, agreement or arrangement, in each case that is sponsored, maintained, administered, contributed to, required to be contributed to or entered into by the Company Group for the current or future benefit of any current or former Service Provider or under which the Company Group may have any liability.
“Environmental Laws” means all Laws concerning pollution or protection of the environment, in effect on or prior to the Closing Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity which, together with any Person, is considered a single employer within the meaning of Section 414(b), (c), (m), or (o) of the Code.
“Escrow Agent” means Citibank, National Association.

4

“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit B.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Credit Agreement” has the meaning given such term in the Debt Commitment Letter in effect as of the date hereof.
“FDA” means the United States Food and Drug Administration.
“FDA Applications” means all investigational new drug applications, new drug applications, supplemental new drug applications, drug master files, abbreviated new drug applications, device premarketing applications, and all supplements or amendments thereto.
“FDA Registrations” means all establishment registrations, annual drug or device listings, as defined in 21 C.F.R. §§ 207, 807, and all supplements or amendments thereto.
“Final Merger Consideration” means an amount equal to the sum of (i) the Aggregate Initial Consideration, (ii) any payments required to be made to the Sellers’ Representative for the benefit of the Company Unitholders pursuant to Section 2.10(d), (iii) the Adjustment Escrow Amount (less any payments required to be made to Purchaser pursuant to Section 2.10(d) or the Escrow Agreement), (iv) the Indemnity Escrow Amount (less any payments required to be made to Purchaser pursuant to Section 2.10(d), Article 9 or the Escrow Agreement), and (v) the Sellers’ Representative Expense Fund (less any payments or other disbursements therefrom pursuant to Section 8.6).
“FTC” means the United States Federal Trade Commission.
“FTC Act” means the Federal Trade Commission Act, 15 U.S.C. §§ 41-58, as amended.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Authority” means any (i) United States, foreign, federal, state, provincial, municipal or local government, governmental or quasi-governmental authority of any nature, (ii) any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, standards, regulatory or taxing authority, or (iii) any agency, department, bureau, office, commission, authority, instrumentality, branch, official, subdivision, board, court, tribunal, judicial or arbitral body or other instrumentality or authority of any of the foregoing.
“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, notifications, exemptions, classifications, memberships, accreditations, bonds, consents, orders, approvals and other authorizations, or any waivers of or exceptions to the foregoing, obtained from or issued by any Governmental Authority, including those listed on the “Governmental Licenses Schedule” attached hereto.

5

“Hazardous Substances” means any and all substances defined, listed or otherwise classified as pollutants, contaminants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes or words of similar meaning or regulatory effect under any Environmental Laws due to their hazardous or toxic characteristics or because such substances may have a negative impact on human health or the environment, including petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls and radioactive materials.
“HSR Act” means the Hart‑Scott‑Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all liabilities or obligations of such Person for borrowed money (principal and interest) (excluding any trade payables, accounts payable, and any other current liabilities to the extent included in the calculation of Working Capital as finally determined in accordance herewith); (ii) all liabilities or obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations or liabilities of such Person in respect of letters of credit, performance bonds or similar instruments, in each case to the extent drawn; (iv) all obligations or liabilities of such Person issued or assumed as the deferred purchase price of any property or services or the acquisition of a business or portion thereof, whether contingent or otherwise, as obligor or otherwise (including any so-called “earn-out” or similar payments or obligations at the maximum amount payable in respect thereof but excluding any trade payables, accounts payable, and any other current liabilities to the extent included in the calculation of Working Capital as finally determined in accordance herewith); (v) all obligations or liabilities of such Person under leases required to be capitalized in accordance with the Accounting Principles as currently applied; (vi) all obligations or liabilities of such Person under swaps, hedges or similar instruments (as if the agreement or arrangement relating thereto were finally settled immediately prior to the Closing); (vii) all obligations or liabilities of such Person for underfunded employee pension benefit plans (qualified or non-qualified) (assuming, for this purpose, the termination of any such pension benefit plans promptly following the Closing), it being acknowledged and agreed that the aggregate amount of all such obligations and liabilities shall be deemed to be $19,200,000 for all purposes hereunder; (viii) with respect to any member of the Company Group, all obligations or liabilities of any such Person incurred or accrued in connection with any restructuring or similar non-recurring transaction occurring prior to the date of this Agreement, the aggregate amount of which shall be deemed to be $150,000 for all purposes hereunder; (ix) all material obligations or liabilities of such Person created or arising under any conditional sale or other title retention agreement with respect to acquired property; and (x) all obligations or liabilities of the types referred to in clauses (i) through (ix) of another Person secured by any Lien on any property or asset of, or guaranteed by, such first Person (whether or not such obligation is assumed by such first Person), in each case including any and all accrued interest and, fees, expenses, premiums, penalties, prepayment fees or breakage costs related to any of the foregoing or other amounts that are payable in connection with retirement or prepayment in respect of any of the foregoing (calculated in each case assuming the Closing has occurred on the Closing Date). For the avoidance of doubt and to avoid double-counting, any item included in the calculation of Working Capital (as finally determined in accordance herewith) shall be excluded to the extent thereof from the calculation of Indebtedness (as finally determined in accordance herewith), and

6

any item included in the calculation of Indebtedness (as finally determined in accordance herewith) shall be excluded to the extent thereof from the calculation of Working Capital (as finally determined in accordance herewith).
“Indemnity Escrow Amount” means cash in the amount of Four Million One Hundred Twenty-Five Thousand ($4,125,000).
“Indemnity Escrow Fund” means the Indemnity Escrow Amount deposited into escrow pursuant to the Escrow Agreement.
“International Plan” means any Employee Plan that is not a US Plan.
“Key Employee” means the Company Group employees identified on the “Key Employees Schedule.”
“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual after a due and reasonable inquiry, (ii) in the case of the Company and its Subsidiaries, the actual knowledge of Raymond Rizzo (the Company’s Chief Executive Officer) and Jeffery A. Hayenga (the Company’s Chief Financial Officer and Vice President), in each case after a due and reasonable inquiry, and (iii) in the case of any other Person that is not an individual, the actual knowledge of the chief executive officer and chief financial officer (or persons serving in similar capacities) of such Person, in each case after a due and reasonable inquiry.
“Law” means each provision of any domestic, foreign, transnational or federal, state, provincial, municipal or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, enforced, entered, adopted, promulgated or applied by a Governmental Authority.
“Leased Real Property” means all of the right, title and interest of the Company Group under all leases, subleases, licenses, concessions and other agreements (written or oral) other than bailment arrangements, pursuant to which the Company Group holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property.
“Liens” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien, easement or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof) or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code (or similar Law). A license of Proprietary Rights shall not be deemed to be a Lien.
“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of investigation or enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers or other third party indemnitors or contributors, in each case except to the extent arising out of the enforcement of this Agreement; provided, however, that

7

“Losses” shall not include any consequential damages that are not reasonably foreseeable or any punitive damages, except, in either case, to the extent actually awarded to a Governmental Authority or other third party.
“Marketing Period” means the first period of twenty (20) consecutive Business Days (it being understood and agreed that such twenty (20) consecutive Business Day period shall not commence until after January 2, 2017) after the date of this Agreement beginning on the first day on which (i) Purchaser shall have the Required Financial Information and during which period such information shall be Compliant and if the Company shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with such obligation to provide the Required Financial Information on the date specified in such notice unless Purchaser in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Financial Information the Company has not delivered) and (ii) the conditions set forth in Section 3.2 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the other conditions set forth in Sections 3.2(a), 3.2(b) or 3.2(d) to fail to be satisfied, assuming that the Closing Date were to be scheduled for any time during such twenty (20) consecutive Business Day Period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced (x) if prior to the completion of the Marketing Period, the Company’s auditors shall have withdrawn any audit opinion contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Purchaser (it being understood and agreed that any of the “Big Four” accounting firms are acceptable to Purchaser) or (y) if prior to the completion of the Marketing Period, the Company or any of its Subsidiaries issues a public written statement indicating its intent to restate any historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. Notwithstanding anything in this definition to the contrary, the Marketing Period shall end on any earlier date on which the proceeds of the Financing are obtained.
“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect upon (i) the assets, liabilities, condition (financial or otherwise) or operating results of the Company Group, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect under the foregoing clause (i): any adverse Event arising from or relating to (A) general business, industry or economic conditions, including such conditions related to the

8

industry in which the Business operates, (B) any failure in and of itself by one or more members of the Company Group to meet, with respect to any period or periods, any projections or forecasts, estimates of earnings or revenues or business plan, (C) national or international political, regulatory or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (D) changes in GAAP after the date hereof, (E) the taking of any action or omission to act expressly required by this Agreement and the other agreements contemplated hereby, (F) changes in Law after the date hereof, (G) changes or developments generally affecting financial, credit, securities or capital market conditions in the United States or any other country, (H) any “act of God,” including natural disasters and earthquakes, or (I) the negotiation, execution, delivery, performance, consummation or announcement (not in breach of this Agreement or the Confidentiality Agreement) of this Agreement or the transactions contemplated by this Agreement; provided, further, that (1) any Event referred to in the foregoing clauses (A), (C), (D), (F), (G) and (H) may be taken into account in determining whether there has been a Material Adverse Effect under clause (i), to the extent that the Company Group, taken as a whole, is disproportionately affected or impacted thereby relative to other participants in the industry(ies) in which the Company Group operates and (2) any Event underlying any failure referred to in the foregoing clause (B) may be taken into account in determining whether there has been a Material Adverse Effect under clause (i), or (iii) financial, credit, securities or capital market conditions in the United States.
“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, syndication memoranda, information memoranda and packages and rating agency, lender and investor presentations, in each case, to the extent the same are customary in connection with the Financing.
“Organizational Documents” means: (i) with respect to a corporation, the certificate or articles of incorporation and bylaws; (ii) with respect to any other entity, each charter, certificate or articles of formation/organization, articles or certificate of partnership, partnership agreement, joint venture agreement, operating agreement and similar document, as applicable, adopted or filed in connection with the creation, formation or organization of such entity; and (iii) any amendment to any of the foregoing.
“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business consistent with past practice and for amounts which are not delinquent or are being contested in good faith and do not materially interfere with the continued use and operation of the assets and property to which they relate in the conduct of the Business and for which appropriate reserves have been established in accordance with GAAP, (ii) easements, covenants, conditions, rights‑of‑way, restrictions and other similar charges and encumbrances of record not materially interfering with the ordinary conduct of the Business or detracting from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) statutory Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and for

9

which appropriate reserves have been established in accordance with GAAP, (iv) purchase money Liens securing rental payments under capital lease arrangements, (v) leases or service contracts to which a Person is a party, (vi) non-monetary Liens identified on title policies or preliminary title reports or other documents or writings included in the public records that do not materially interfere with the ordinary conduct of the Business or detract from the use, occupancy, value or marketability of title of the assets subject thereto, (vii) Applicable Laws or government orders, (viii) zoning, building codes or other land use Laws regulating the use or occupancy of any real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property that are not violated by the current use or occupancy of such real property or the operation of the Business as currently conducted thereon, (ix) Liens arising solely as a result of Purchaser’s acts, including any Liens granted to any lender at the Closing in connection with any financing by Purchaser of the transactions contemplated hereby, (x) Liens that do not materially interfere with the continued use and operation of the assets and property to which they relate in the conduct of the Business, (xi) matters that would be disclosed on a survey of any Owned Real Property or Leased Real Property not materially interfering with the ordinary conduct of the Business or detracting from the use, occupancy, value or marketability of title of the assets subject thereto, and (xii) any other Liens set forth on the “Permitted Liens Schedule.”
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.
“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the close of business on the Closing Date.
“Proprietary Rights” means (i) patents and patent applications; (ii) trademarks, and service marks, whether registered or not, trade names, together with all goodwill associated therewith, and trade dress, social media handles, websites, website content and internet domain names; (iii) copyrights; (iv) Trade Secrets; (v) computer software and databases and (vi) registrations and applications for any of the foregoing, all in any jurisdiction.
“R&W Policy” means the representations and warranties insurance policy issued by Euclid Transactional, LLC as the primary insurer, and AIG and QBE Specialty Insurance Company as excess insurers, to Purchaser.
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other agents, advisors, consultants or representatives.
“Required Financial Information” means (i) all customary financial information of the Company and its Subsidiaries that is required to permit Purchaser to prepare the pro forma consolidated balance sheet and related pro forma consolidated statement of income required to satisfy the condition set forth in paragraph 6 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof and (ii) the audited and unaudited consolidated balance sheets of the Company and its Subsidiaries and related audited and unaudited consolidated statements of operations, stockholders’ equity and cash flows of the Company and its Subsidiaries, in each case

10

required for Purchaser to comply with the condition set forth in paragraph 8 of Exhibit C to the Debt Commitment Letter as in effect on the date hereof.
“Restrictive Covenant Agreement” means a Non-solicitation Agreement in the form attached hereto as Exhibit G.
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other migration of Hazardous Substances in the environment.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Sellers’ Transaction Expenses” means the aggregate amount of all of the fees, costs and expenses of members of the Company Group incurred by or on behalf of any member of the Company Group in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby or thereby or relating to bonuses, including: (i) all attorneys’, accountants’, investment bankers’ and other advisors’ and consultants’ fees, costs and expenses and all fees and expenses payable under the Advisory Agreement or paid to terminate the Advisory Agreement; (ii) all retention, change of control, transaction, “stay-around,” severance or similar bonuses, compensation or payments paid or payable as a result of or in connection with the consummation of the transactions contemplated hereby, including the Merger (and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments); provided, however, that any of the foregoing paid or payable to any Service Provider as a result of the termination by the Company Group of such individual’s employment or other services arrangement with the Company Group, or other action, taken at the request of Purchaser prior to, as of or after, the Closing shall not constitute “Sellers’ Transaction Expenses” (collectively, the “Purchaser Allocated Expenses”); (iii) any fees and expenses incurred at or prior to the Closing that are associated with obtaining necessary or appropriate consents of any Governmental Authority; (iv) any fees or expenses associated with obtaining the release and termination of any Liens; and (v) the premium for the D&O Tail Policy. “Sellers’ Transaction Expenses” includes the aggregate amount of payments set forth on the “Sellers’ Transaction Expenses Schedule” attached hereto, which “Sellers’ Transaction Expenses Schedule” shall (a) list each of the individual Service Providers to whom any amount included within “Sellers’ Transaction Expenses” is due and payable (together with the amount due and payable to such individual) and (b) be updated by the Company prior to the Closing and delivered to Purchaser no less than three (3) Business Days prior to the Closing. For the avoidance of doubt and to avoid double-counting, any item included in the calculation of Working Capital as finally determined in accordance herewith shall be excluded to the extent thereof from the calculation of Sellers’ Transaction Expenses as finally determined in accordance herewith, and any item included in the calculation of Sellers’ Transaction Expenses shall be excluded to the extent thereof from the calculation of Working Capital as finally determined in accordance herewith.
“Service Provider” means any natural person who is a director, manager, officer, employee or individual independent contractor of a member of the Company Group.

11

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.
“Target Working Capital” is defined in the “Working Capital Schedule” attached hereto.
“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add‑on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding tax or other taxes, including any interest, penalties or additions thereto.
“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements relating to any Tax.
“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including inventions, discoveries, invention disclosures (whether or not patented or patentable) and unpatented technology or other information that is of value to the Business and has been maintained in confidence and subject to the standards required by Applicable Law to protect it as a trade secret by any member of the Company Group.
“Transaction Tax Deductions” means, without duplication, the aggregate amount of all Tax deductions related to (i) payments of any and all retention, change of control, transaction, “stay-around,” severance or similar bonuses, compensation or payments paid or payable as a result of or in connection with the consummation of the transactions contemplated hereby, including the Merger (or included as a liability in Final Working Capital) regardless of when such payments are made; provided, however, that any Purchaser Allocated Expenses shall not constitute a Transaction Tax Deduction, (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of Indebtedness in connection with the Merger or included as a liability in Final Working Capital, (iii) Seller Transaction Expenses,

12

including, to the extent “more likely than not” deductible, any legal, accounting and investment banking fees, costs and expenses, and (iv) the payment of any employment Taxes with respect to the amounts set forth in the foregoing clause (i). The parties shall apply the safe harbor election set forth in Internal Revenue Service Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clause (iii) above.
“US Plan” means any Employee Plan that covers Service Providers located primarily within the United States.
“US Securities Laws” means the Securities Act, the 1934 Exchange Act and all other state and federal securities Laws, in each case as amended, and the rules and regulations promulgated thereunder.
“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Applicable Law.
“Working Capital” is defined in, and shall be calculated in accordance with the formula set forth on, the “Working Capital Schedule” attached hereto.
1.2    Cross‑References. Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Accounting Arbitrator	2.10(c)(ii)
Actual Cash	2.10(b)
Actual Indebtedness	2.10(b)
Actual Sellers’ Transaction Expenses	2.10(b)
Actual Working Capital	2.10(b)
Adjusted Aggregate Initial Consideration	2.10(d)(i)
Adjustment Escrow Shortfall	2.10(d)(i)(B)
Agreement	Preamble
Alternative Arrangements	9.8(a)
Antitrust Law	4.5(a)
Applicable Percentage	2.10(c)(iii)
Authorized Action	8.6(g)
Basket	9.5(a)
Cap	9.5(b)
Certificate of Merger	2.2
Claim Deadline	9.1
Closing	2.2
Closing Date	2.2
Collection Expenses	9.8(a)

13

Term	Section
Company	Preamble
Company Board	Recitals
Company Parties	10.15
Company Parties	10.15
Company Unitholder Indemnifiable Losses	9.4
Company Unitholder Indemnified Parties	9.3
Confidentiality Agreement	8.2
Convertible Securities	5.3
Covenant Survival Termination Date	10.1
D&O Beneficiary	8.7(a)
D&O Claim	8.7(a)
D&O Insurance	8.7(a)
D&O Tail Policy	8.7(b)
Deal Communications	8.6(f)
Debt Commitment Letter	6.7
Direct Claim	9.7(b)
Dispute Notice	2.10(c)(ii)
DLLCA	Recitals
Downward Closing Working Capital Adjustment	1.1
Effective Time	2.2
Estimated Cash	2.10(a)
Estimated Indebtedness	2.10(a)
Estimated Sellers’ Transaction Expenses	2.10(a)
Estimated Working Capital	2.10(a)
Events	1.1
Existing Matter	4.7(a)
FD&C Act	5.24(b)
FDA Laws and Regulations	5.24(b)
Fee Letter	6.7
Final Cash	2.10(c)(i)
Final Indebtedness	2.10(c)(i)
Final Sellers’ Transaction Expenses	2.10(c)(i)
Final Working Capital	2.10(c)(i)
Financial Statements	5.5
Financing	4.1(i)
Indemnifiable Losses	9.4
Indemnified Party	9.7
Indemnifying Party	9.7
Latest Balance Sheet	5.5(a)
Letter of Transmittal	2.7(b)
License-In	5.11(a)
License-Out	5.11(a)

14

Term	Section
Merger	2.1
Merger Sub	Preamble
Nonparty Affiliates	10.8
Owned Real Property	5.8(b)
party	Preamble
party hereto	Preamble
Paying Agent	2.7(a)
Payment Fund	2.7(a)
Payoff Letters	2.9
Personal Data	5.11(g)
Pre-Closing Tax Refund	8.8(g)
Privacy Requirements	5.11(g)
Privileged Deal Communications	8.6(f)
Purchaser	Preamble
Purchaser Allocated Payments	1.1
Purchaser Arrangements	4.8
Purchaser Indemnifiable Losses	9.4
Purchaser Indemnified Parties	9.2
Registered Proprietary Rights	5.11(a)
Related Party Agreements	3.2(g)
Releasors	10.15
Repaid Indebtedness	2.9
Schedule Update	4.7(a)
Sellers’ Counsel	8.6(f)
Sellers’ Representative	8.6(a)
Sellers’ Representative Expense Fund	8.6(e)
Solvent	6.8
Straddle Period	8.8(a)
Surviving Company	Recitals
Tax Benefit	9.8(b)
Tax Claim Notice	8.8(f)(i)
Tax Contest	8.8(f)(i)
Termination Date	7.1(d)
Third Party Claim	9.7(a)(i)
Top Customers	5.10(a)(i)
Top Suppliers	5.10(a)(ii)
Transaction Tax Benefit	8.8(g)
Upward Closing Working Capital Adjustment	1.1
Written Consent	Recitals

15

ARTICLE 2

THE MERGER
2.1    The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA and the Company LLC Agreement, Merger Sub shall be merged with and into the Company, the separate limited liability company existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company and as a direct, wholly-owned Subsidiary of Purchaser (the “Merger”).
2.2    The Closing and the Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 555 California Street, Suite 2700, San Francisco, California, on the second Business Day following the satisfaction or waiver of all conditions of the parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective parties will take at the Closing itself, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other place or on such other date as is mutually agreeable to Purchaser and the Sellers’ Representative; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article 3, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied or waived at the Closing), the Closing shall take place instead on the earlier to occur of (a) any Business Day during the Marketing Period to be specified by Purchaser to the Sellers’ Representative on no less than three (3) Business Days’ written notice to the Sellers’ Representative and (b) one (1) Business Day following the last day of the Marketing Period, but in each case subject to the satisfaction or waiver of the conditions set forth in Article 3. The date of the Closing is referred to herein as the “Closing Date.” On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C, with the Secretary of State of the State of Delaware, as required by, and executed in accordance with, the applicable provisions of the DLLCA (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Purchaser and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.
2.4    Organizational Documents of the Surviving Company. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, (a) the limited liability company agreement of the Surviving Company shall be the limited liability company agreement of Merger Sub and (b) the certificate of formation of the Surviving Company shall be the certificate of formation of the Company, each as in effect immediately prior to the Effective Time until duly amended as provided therein or by Applicable Laws.

16

2.5    Managers and Officers of the Surviving Company. The manager(s) and officers of Merger Sub immediately prior to the Effective Time shall become the manager(s) and officers, respectively, of the Surviving Company immediately after the Effective Time, each to hold such office in accordance with the provisions of the limited liability company agreement of the Surviving Company.
2.6    Effect of the Merger on the Company Units and Merger Sub.
(a)    Effect on the Company Units. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Unitholders, each class, series and subclass of Company Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6, will be cancelled and extinguished and be converted automatically into the right to receive that portion of the Final Merger Consideration as set forth in this Section 2.6 and shall no longer be outstanding. Each class, series and subclass of Company Units then held by the Company or any other member of the Company Group (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(i)    Each class, series and subclass of Company Units that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Final Merger Consideration in accordance with the Distribution Waterfall.
(ii)    For purposes of calculating the amount to be paid to each Company Unitholder at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Final Merger Consideration is equal to the Aggregate Initial Consideration, and shall be adjusted following the Closing as set forth herein. The amount to be paid to each Company Unitholder for each class, series and subclass of Company Units held shall be rounded down to the nearest whole cent.
(iii)    All classes, series and subclasses of Company Units, when cancelled, extinguished, and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be cancelled and retired, and each former holder thereof shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).
(iv)    No Company Unitholder shall have any rights to appraisal under Section 18-210 of the DLLCA or otherwise with respect to the Company Units held by such Company Unitholder as a result of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.
(b)    Conversion of Merger Sub’s Limited Liability Company Interests. At and as of the Effective Time, and without any further action on the part of Purchaser, Merger Sub, the Company or any Company Unitholder, each limited liability company interest of Merger Sub issued and outstanding immediately prior to such time shall be automatically and immediately converted into and exchanged for one (1) validly issued limited liability interest of the Surviving Company.

17

2.7    Mechanism of Payment; Letters of Transmittal.
(a)    Not less than five (5) Business Days prior to the Effective Time, the Sellers’ Representative, as the representative of the Company Unitholders, shall appoint a bank or trust company (which bank or trust company will be reasonably acceptable to Purchaser) to act as paying agent (the “Paying Agent”) and the Sellers’ Representative shall enter into a paying agent agreement with such Paying Agent (which paying agent agreement will be in form and substance reasonably acceptable to Purchaser) for the purpose of paying the Final Merger Consideration in accordance with the Distribution Waterfall. At or prior to the Effective Time, Purchaser or Merger Sub shall deliver, or Purchaser or Merger Sub shall otherwise cause to be delivered, by wire transfer of immediately available funds, to the Paying Agent, cash in an aggregate amount equal to the Aggregate Initial Consideration (the “Payment Fund”). The Payment Fund shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.6 to the Company Unitholders and shall not be used to satisfy any other obligations of any member of the Company Group. The Paying Agent shall make the payments provided for in Section 2.6 out of the Payment Fund.
(b)    If a Company Unitholder delivers a Letter of Transmittal in the form of Exhibit F hereto (a “Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto, to the Company prior to the Closing, a copy of which the Company shall promptly thereafter deliver to Purchaser, the Paying Agent shall pay, in accordance with the terms of this Agreement and the Paying Agent Agreement, from the Payment Fund to such Company Unitholder at the Closing cash in an amount set forth for such Company Unitholder in the Distribution Waterfall from the Payment Fund, which amount shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Company Unitholder. Following the Closing, upon delivery of a Letter of Transmittal to the Surviving Company, duly executed and completed in accordance with the instructions thereto, such Company Unitholder shall be entitled to receive from the Payment Fund, in accordance with the terms of this Agreement and the Paying Agent Agreement, as soon as practicable but in no event later than five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth for such Company Unitholder in the Distribution Waterfall, which amount shall be paid by the Paying Agent by check or wire transfer in accordance with the instructions provided by such Company Unitholder. No interest or dividends will be paid or accrued on the consideration payable from the Payment Fund upon the delivery of a Letter of Transmittal.
(c)    Neither Purchaser nor the Surviving Company (or any of their respective Affiliates) shall be liable to a Company Unitholder or any other Person in respect of any cash delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. If, with respect to any Company Unit, a Letter of Transmittal shall not have been delivered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Final Merger Consideration, dividends (whether in cash, equity or property) or other distributions with respect to any Company Unit would otherwise escheat to or become the property of any Governmental Authority), any such amounts in respect of such Company Unit shall, to the extent permitted by Applicable Law, become the property of the Surviving Company, free and clear of all claims or interests of any Person previously entitled thereto.

18

2.8    No Further Ownership Rights in the Company Units. The portion of the Final Merger Consideration paid in respect of the surrender for exchange of any Company Unit in accordance with the terms hereof shall be deemed to be in full satisfaction of all rights pertaining to such Company Unit, and, upon the Effective Time, there shall be no further registration of transfers on the records of the Surviving Company of any Company Unit which was outstanding immediately prior to the Effective Time.
2.9    Repaid Indebtedness; Sellers’ Transaction Expenses. It is contemplated by the parties that, upon the Closing, all Estimated Indebtedness for borrowed money of the Company Group that is listed on the “Repaid Indebtedness Schedule” attached hereto will be fully repaid at the Closing (the “Repaid Indebtedness”) and that such repayment will be funded by Purchaser in accordance with the terms herein. In order to facilitate such repayment, no later than three (3) Business Days prior to the Closing, the Company shall obtain and deliver to Purchaser customary payoff letters for all Repaid Indebtedness of the Company Group, which payoff letters shall acknowledge the aggregate principal amount and all accrued but unpaid interest and other fees and expenses constituting the Repaid Indebtedness and shall provide that upon payment of a specified amount (subject to a per diem increase, if applicable), the holder (or representative or agent, as applicable) of such Repaid Indebtedness shall release its Liens and other security interests securing such Repaid Indebtedness (if any) in, and agree to deliver or file Uniform Commercial Code Termination Statements (or execute and deliver, or authorize the execution of, or agree to file, other applicable termination and release of Lien instruments) necessary to release of record such Liens and other security interests in, the assets, properties and securities of the Company and each of its Subsidiaries (the “Payoff Letters”). In addition, it is contemplated by the parties hereto that, upon the Closing, all of the Estimated Sellers’ Transaction Expenses (to the extent not paid by the Company Group prior to the Closing) will be fully paid, and that such payment will be funded by Purchaser in accordance with the terms herein. Subject to the satisfaction of the Company Group’s conditions, covenants and obligations to be satisfied at or prior to the Closing, in connection with the Closing, Purchaser shall make payment of the Estimated Sellers’ Transaction Expenses on the Closing Date (to the extent not paid by the Company prior to the Closing) in accordance with the payment instructions provided by the Sellers’ Representative to Purchaser no later than three (3) Business Days prior to the Closing.
2.10    Working Capital, Cash, Indebtedness and Sellers’ Transaction Expenses Adjustment.
(a)    Determination of Closing Amounts. No later than three (3) Business Days prior to the Closing, the Company shall provide Purchaser with good faith estimates of (i) Working Capital of the Company Group as of immediately prior to the Closing (“Estimated Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto and, with respect to all Tax items included in Estimated Working Capital, calculated in a manner consistent with the manner in which the Company Group calculated its Tax liability for the fiscal year ended January 2, 2016), (ii) Cash of the Company Group as of immediately prior to the Closing (“Estimated Cash”), (iii) Indebtedness of the Company Group as of immediately prior to the Closing (“Estimated Indebtedness”) and (iv) Sellers’ Transaction Expenses as of immediately prior to the Closing (“Estimated Sellers’ Transaction Expenses”), as well the Company’s good faith calculation of the

19

amount of the Aggregate Initial Consideration based on such amounts. Prior to the Closing, Purchaser shall have the right to review and comment upon each such good faith estimate and the Company shall, acting in good faith, incorporate Purchaser’s comments into such estimates to the extent reasonable.
(b)    Determination of Post-Closing Adjustment. No later than sixty (60) days following the Closing, Purchaser shall deliver to the Sellers’ Representative good faith calculations of (i) the actual Working Capital of the Company Group as of immediately prior to the Closing (“Actual Working Capital”) (prepared in accordance with the “Working Capital Schedule” attached hereto), (ii) actual Cash of the Company Group as of immediately prior to the Closing (“Actual Cash”), (iii) actual Indebtedness of the Company Group as of immediately prior to the Closing (“Actual Indebtedness”) and (iv) actual Sellers’ Transaction Expenses as of immediately prior to the Closing (“Actual Sellers’ Transaction Expenses”).
(c)    Disputed Final Adjustment.
(i)    No later than sixty (60) days following the delivery by Purchaser of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses, the Sellers’ Representative shall notify Purchaser in writing whether it accepts or disputes the accuracy of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses. During such sixty (60) day period, the Sellers’ Representative and its agents shall be provided, subject to customary confidentiality restrictions, during normal business hours and upon prior written notice, with access to the financial books and records of Purchaser and the Company Group as well as any relevant information and work papers as it may reasonably request, in each case, to the extent related to Purchaser’s calculations of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses. If the Sellers’ Representative accepts the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses determined pursuant to Section 2.10(b), or if the Sellers’ Representative fails within such sixty (60) day period to notify Purchaser in accordance with Section 2.10(c)(iii) of any dispute with respect thereto, then the calculation of Actual Working Capital determined pursuant to Section 2.10(b) shall be the “Final Working Capital,” the calculation of Actual Cash determined pursuant to Section 2.10(b) shall be the “Final Cash,” the calculation of Actual Indebtedness determined pursuant to Section 2.10(b) shall be the “Final Indebtedness” and the calculation of Actual Sellers’ Transaction Expenses determined pursuant to Section 2.10(b) shall be the “Final Sellers’ Transaction Expenses,” which, in each case, shall be deemed final and conclusive and binding on the parties hereto and each of the other Company Unitholders.
(ii)    If the Sellers’ Representative disputes Purchaser’s calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Sellers’ Transaction Expenses, the Sellers’ Representative shall provide written notice to Purchaser no later than sixty (60) days following the delivery by Purchaser to the Sellers’ Representative of the calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses (the “Dispute Notice”), setting forth in reasonable detail those items

20

that the Sellers’ Representative disputes in good faith and the Sellers’ Representative’s good faith calculation of such disputed items (which, with respect to Actual Working Capital, shall be calculated in accordance with the “Working Capital Schedule” attached hereto), and any items not so disputed shall be deemed final, conclusive and binding on the parties hereto and each of the other Company Unitholders. During the thirty (30) day period following delivery of a Dispute Notice, Purchaser and the Sellers’ Representative shall negotiate in good faith with a view to resolving their disagreements over the disputed items. During such thirty (30) day period and until the final determination of Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Sellers’ Transaction Expenses, in accordance with this Section 2.10(c)(ii) or Section 2.10(c)(iii), as the case may be, (as so determined, or as determined pursuant to Section 2.10(c)(i) above, “Final Working Capital,” “Final Cash,” “Final Indebtedness” and “Final Sellers’ Transaction Expenses,” respectively), the Sellers’ Representative and its agents shall be provided with such access to the financial books and records of Purchaser and the Company Group as well as any relevant information and work papers as reasonably necessary for the Sellers’ Representative to evaluate any disputed item. If Purchaser and the Sellers’ Representative resolve their differences over the disputed items in accordance with the foregoing procedure, Final Working Capital, Final Cash, Final Indebtedness and Final Sellers’ Transaction Expenses shall be the amounts agreed upon by them in writing. If Purchaser and the Sellers’ Representative fail to resolve in writing their differences over the disputed items within such thirty (30) day period, then Purchaser and the Sellers’ Representative shall, within ten (10) Business Days, jointly request that a mutually agreeable accounting firm (or, if they cannot agree on an accounting firm or such firm declines the engagement, an accounting firm selected by lot from the top eight (8) accounting firms listed in Accounting Today’s then most recent annual “Top 100 Firms” listing) (the “Accounting Arbitrator”) provide an engagement letter for making a binding determination as to the disputed items in accordance with this Agreement. Either Purchaser or the Sellers’ Representative may send such joint request to the Accounting Arbitrator and failure of either to provide comments to a proposed engagement letter within five (5) Business Days of receipt of such proposed engagement letter from the Accounting Arbitrator shall be deemed acquiescence to the terms proposed by the Accounting Arbitrator and any additional or modified terms timely submitted by the other.
(iii)    Within thirty (30) calendar days after the engagement of the Accounting Arbitrator, Purchaser shall provide the Accounting Arbitrator with a submission regarding the disputed items, including any supporting documentation; thirty (30) calendar days thereafter, the Sellers’ Representative shall provide the Accounting Arbitrator a submission regarding the disputed items, including any supporting documentation; five (5) Business Days thereafter, Purchaser shall provide the Accounting Arbitrator with a reply submission, including further supporting documentation, that responds to points raised in the Sellers’ Representative’s submission; and, if requested by either party or the Accounting Arbitrator, within thirty (30) calendar days thereafter, Purchaser and the Sellers’ Representative shall participate in a joint session with the Accounting Arbitrator at which they can make further oral presentations and the Accounting Arbitrator can ask questions of them. The Accounting Arbitrator will under the terms of its engagement have no more than ten (10) Business Days from the final submission of information by Purchaser and the Sellers’ Representative within

21

which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice) and the final calculation of Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses shall be based solely on the resolution of such disputed items. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either Purchaser in its calculation pursuant to Section 2.10(b) or the Sellers’ Representative in its Dispute Notice or less than the minimum value for such item claimed by either such party therein, and must determine each disputed item using only Purchaser’s and the Sellers’ Representatives’ submissions and oral presentations (if applicable), the Accounting Principles and the definitions contained herein (including GAAP to the extent set forth in the Working Capital Schedule). The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties hereto and each other Company Unitholder and shall be enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of, as applicable, Actual Working Capital shall be deemed the “Final Working Capital,” the Accounting Arbitrator’s final calculation of Actual Cash shall be deemed the “Final Cash,” the Accounting Arbitrator’s final calculation of Actual Indebtedness shall be deemed the “Final Indebtedness,” and the Accounting Arbitrator’s final calculation of Actual Sellers’ Transaction Expenses shall be deemed the “Final Sellers’ Transaction Expenses.” The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Purchaser, on the one hand, and each of the Company Unitholders, severally and not jointly, in proportion to the applicable percentage set forth on the attached “Sellers Holdings Schedule” (the “Applicable Percentage”), on the other, based upon the percentage that the portion of the contested amount not awarded to Purchaser or the Sellers’ Representative (in the case of the Company Unitholders) bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(d)    Payment following Calculation of Final Working Capital, Final Cash, Final Indebtedness and Final Sellers’ Transaction Expenses.
(i)    Following the determination of Final Working Capital, Final Cash, Final Indebtedness and Final Sellers’ Transaction Expenses in accordance with Section 2.10(c), the Aggregate Initial Consideration shall be recalculated by substituting the Final Working Capital for the Estimated Working Capital in Section 1.1, the Final Cash for the Estimated Cash in Section 1.1, the Final Indebtedness for the Estimated Indebtedness in Section 1.1, and the Final Sellers’ Transaction Expenses for the Estimated Sellers’ Transaction Expenses in Section 1.1 (the “Adjusted Aggregate Initial Consideration”) and if (after taking into account any Upward Closing Working Capital Adjustment or Downward Closing Working Capital Adjustment at the Closing):
(A)    the Adjusted Aggregate Initial Consideration is greater than the Aggregate Initial Consideration on the Closing Date, then such difference shall be paid by Purchaser to the Sellers’ Representative (for the benefit of each of the Company Unitholders in accordance with such Person’s

22

Applicable Percentage) and Purchaser and the Sellers’ Representative shall promptly instruct the Escrow Agent in writing to disburse to the Sellers’ Representative (for the benefit of each of the Company Unitholders in accordance with such Person’s Applicable Percentage) the then-current balance of the Adjustment Escrow Fund;
(B)    the Aggregate Initial Consideration is greater than the Adjusted Aggregate Initial Consideration, then (1) Purchaser and the Sellers’ Representative shall promptly instruct the Escrow Agent in writing to disburse to Purchaser such difference and (2) the funds remaining (if any) in the Adjustment Escrow Fund, after giving effect to clause (1), shall be released to the Sellers’ Representative (for the benefit of each of the Company Unitholders in accordance with such Person’s Applicable Percentage); provided that, if the Adjustment Escrow Fund is insufficient to satisfy any such payment due to Purchaser under this Section 2.10(d)(i)(B) (an “Adjustment Escrow Shortfall”), then at Purchaser’s option Purchaser and the Sellers’ Representative shall instruct the Escrow Agent in writing to disburse to Purchaser an amount equal to the Adjustment Escrow Shortfall (or any portion thereof) from the Indemnity Escrow Fund; provided, further, that if the Indemnity Escrow Fund is insufficient to satisfy any such Adjustment Escrow Shortfall, then Purchaser shall have no recourse against the Sellers’ Representative, the Company Unitholders or any other Person for recovery of any such insufficiency; and
(C)    the Aggregate Initial Consideration is equal to the Adjusted Aggregate Initial Consideration, the entire amount of the Adjustment Escrow Fund shall be released to the Sellers’ Representative (for the benefit of each of the Company Unitholders in accordance with such Person’s Applicable Percentage).
(ii)    All payments pursuant to this Section 2.10(d) shall be made by wire transfer of immediately available funds to an account designated in advance by the Sellers’ Representative or Purchaser, as applicable, and all such payments, instructions to the Escrow Agent contemplated by this Section 2.10(d) and releases from the Adjustment Escrow Fund and/or the Indemnity Escrow Fund, as applicable, shall be made on or prior to the fifth (5th) Business Day following the earliest to occur of: (A) the expiration of the sixty (60) day period following Purchaser’s delivery of its calculation of the Actual Working Capital, Actual Cash, Actual Indebtedness and Actual Sellers’ Transaction Expenses pursuant to Section 2.10(b) if the Sellers’ Representative does not timely dispute either of such amounts pursuant to Section 2.10(c)(i); (B) the date of the Sellers’ Representative’s and Purchaser’s mutual determination of Final Working Capital, Final Cash, Final Indebtedness and Final Sellers’ Transaction Expenses, as applicable, in the event the Sellers’ Representative timely disputes any of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative’s and Purchaser’s differences are resolved without the engagement of an Accounting Arbitrator pursuant to Section 2.10(c)(ii); and (C) the date of the Accounting Arbitrator’s determination

23

of Final Working Capital, Final Cash, Final Indebtedness and/or Final Sellers’ Transaction Expenses, as applicable, pursuant to Section 2.10(c)(iii) in the event the Sellers’ Representative timely disputes any of such amounts pursuant to Section 2.10(c)(i) and the Sellers’ Representative and Purchaser are unable to resolve their differences pursuant to Section 2.10(c)(ii).
ARTICLE 3

CONDITIONS TO CLOSING
3.1    Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:
(a)    each of the representations and warranties set forth in Article 6 shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date);
(b)    Purchaser and Merger Sub shall have performed in all material respects all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing; provided, that, with respect to covenants and agreements that are qualified by materiality or material adverse effect, Purchaser and Merger Sub shall have performed such covenants and agreements, as so qualified, in all respects;
(c)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(d)    no Law or order shall have been enacted, promulgated, entered or enforced that would prevent any party hereto from, and there shall not be any pending Action by or before any court or other Governmental Authority that would restrain, enjoin or otherwise prohibit any party hereto from, consummating the transactions contemplated hereby, including the Merger;
(e)    the Escrow Agreement shall have been duly executed by Purchaser and the Escrow Agent; and
(f)    on or prior to the Closing Date, Purchaser shall have delivered to the Sellers’ Representative each of the following:
(i)    a certificate from an officer of each of Purchaser and Merger Sub in the form set forth as Exhibit D attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.1(a) and (b) have been satisfied;

24

(ii)    certified copies of the resolutions duly adopted by the board of directors or managers (or equivalent governing bodies) of each of Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby; and
(iii)    the Restrictive Covenant Agreement, duly executed by Purchaser.
Any condition specified in this Section 3.1 may be waived by the Sellers’ Representative (on behalf of the Company Unitholders and the Company); provided, however, that no such waiver will be effective against the Company Unitholders or the Company unless it is set forth in a writing executed by the Sellers’ Representative.
3.2    Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)    (i) each of the representations and warranties set forth in Section 5.3 (Capitalization) shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date, except for de minimis inaccuracies, (ii) each of the representations and warranties set forth in Section 5.1 (Organization and Power; Subsidiaries and Investments), Section 5.2 (Authorization), Section 5.4(a) (Absence of Conflicts with Organizational Documents) and Section 5.19 (Brokerage) shall, disregarding all qualifications as to materiality and Material Adverse Effect, be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date) and (iii) each of the other representations and warranties set forth in Article 5 shall, disregarding all qualifications as to materiality and Material Adverse Effect be true and correct on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except, in the case of this clause (iii), where the failure of any such representations and warranties to be true and correct has not had a Material Adverse Effect;
(b)    the Company shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing; provided, that, with respect to covenants and agreements that are qualified by materiality or Material Adverse Effect, the Company shall have performed such covenants and agreements, as so qualified, in all respects;
(c)    any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;
(d)    no Law or order shall have been enacted, promulgated, entered or enforced that would prevent any party hereto from, and there shall not be any pending Action by or before

25

any court or other Governmental Authority that would restrain, enjoin or otherwise prohibit any party hereto from, consummating the transactions contemplated hereby, including the Merger;
(e)    since the date of this Agreement, there shall not have occurred a Material Adverse Effect;
(f)    the Escrow Agreement shall have been duly executed by the Sellers’ Representative and the Escrow Agent;
(g)    Company Unitholders constituting no less than sixty-six and two thirds percent (66 2/3%) of the Company Unitholders entitled to approve the Merger shall have approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the DLLCA and the Company LLC Agreement;
(h)    the Company shall have caused the agreements listed on the attached “Related Party Agreements Schedule” (“Related Party Agreements”) to be terminated effective as of the Closing Date without continuing liability or obligation of any kind of any member of the Company Group; and
(i)    on or prior to the Closing Date, the following shall have been delivered to Purchaser:
(i)    a certificate from an officer of the Company in the form set forth as Exhibit E attached hereto, dated as of the Closing Date, stating that the applicable preconditions specified in Sections 3.2(a), (b) and (e) have been satisfied;
(ii)    either (A) a non-foreign affidavit from each Company Unitholder dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Company Unitholder is not a “foreign person” as defined in Code Section 1445 or (B) an affidavit, under penalties of perjury, in accordance with Treasury Regulation Section 1.1445-11T(d)(2)(1) certifying that the transfers of interests in the Company are not subject to withholding under Code Section 1445 and the Treasury Regulations promulgated thereunder;
(iii)    certified copies of the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement, the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;
(iv)    a Payoff Letter from each holder of Repaid Indebtedness;
(v)    the certificate of formation of the Company certified by the Secretary of State of the State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date;

26

(vi)    a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date;
(vii)    written resignations effective as of the Closing from the officers, directors and managers of the Company and its Subsidiaries (solely in their capacities as such) that are identified by Purchaser prior to the Closing Date (other than independent directors of foreign Subsidiaries whose resignations cannot practicably be obtained after the use of commercially reasonable efforts by the Company);
(viii)    the notices, approvals, consents, waivers or other authorizations set forth on the “Required Consents Schedule” attached hereto; and
(ix)    the Restrictive Covenant Agreement, duly executed by Gryphon Partners 3.5, L.P., Gryphon Partners 3.5-A, L.P. and Gryphon 3.5 Co-Invest, LLC.
Any condition specified in this Section 3.2 may be waived by Purchaser, on behalf of Purchaser and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser.
3.3    Purchaser Closing Deliveries. At the Closing:
(a)    Purchaser shall deliver the Aggregate Initial Consideration to the Paying Agent pursuant to the terms of Section 2.7(b);
(b)    Purchaser shall deliver the Adjustment Escrow Amount to the Escrow Agent;
(c)    Purchaser shall deliver the Indemnity Escrow Amount to the Escrow Agent;
(d)    Purchaser shall deliver the amount of the Sellers’ Representative Expense Fund to the Sellers’ Representative pursuant to Section 8.6(e); and
(e)    Purchaser shall pay, or caused to be paid, the Repaid Indebtedness and all Estimated Sellers’ Transaction Expenses (to the extent not paid by the Company prior to the Closing).
ARTICLE 4

COVENANTS PRIOR TO CLOSING
4.1    Affirmative Covenants. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 7, except as otherwise expressly provided herein or as required by Law, the Company shall and shall cause each other member of the Company Group to:
(a)    use its commercially reasonable efforts to conduct the Business only in the ordinary course of business consistent with past custom and practice;

27

(b)    use its commercially reasonable efforts to (i) maintain and preserve intact in all material respects the Company’s and each of its Subsidiaries’ present business organization, (ii) preserve and maintain the Owned Real Property and Leased Real Property, including all improvements thereon, in substantially the same condition as such existed on the date hereof, (iii) maintain in effect in all material respects all of its Governmental Licenses, (iv) keep available the services of its directors, officers, Key Employees and other senior management members and (v) maintain in all material respects its relationships with its customers, lenders, suppliers and others having material business relationships with it (it being understood and agreed that the foregoing shall not prohibit the negotiation or renegotiation of terms with customers and suppliers in the ordinary course of business consistent with past custom and practice);
(c)    incur and expend in all material respects in accordance with the Company Group’s latest operating budget (a true, correct and complete copy of which has been provided to Purchaser prior to the date hereof) the amounts budgeted therein for merchandising and promotional activities, marketing, advertising and promotional programs and capital expenditures and improvements (it being understood and agreed that individual variances therefrom in amounts less than $250,000 shall not be deemed to be a breach of this Section 4.1(c));
(d)    to the extent consistent in all material respects with the 2017 plans and programs of the Company Group relating to cost reductions and other cost savings programs and practices (copies of which have been provided to Purchaser prior to the date hereof), use commercially reasonable efforts to implement and complete in all material respects all cost reduction and other cost savings programs and practices proposed or contemplated by any member of the Company Group as of the date hereof;
(e)    provide promptly to Purchaser copies of (but in any event within three (3) Business Days after receipt of) any written notice, correspondence or other communication received by any member of the Company Group from any Top Customer concerning or relating to any product delisting, adverse store count change or other adverse change to any of the material terms or conditions of the Company Group’s (or any Company Group member’s) relationship with such Top Customer;
(f)    (i) timely file all Tax Returns required to be filed by any member of the Company Group and all such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by any member of the Company Group; and (iii) promptly notify Purchaser of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to any member of the Company Group in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims;
(g)    with respect to any fiscal year of the Company Group that ends after the date of this Agreement but prior to the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 7, promptly after the end of any such fiscal year (i) compile and finalize all books, records, and other information and documents of the Company Group reasonably necessary for the preparation of audited, consolidated financial statements of the Company Group for such fiscal year end; and (ii) take all other steps reasonably necessary to have

28

audited, consolidated financial statements of the Company Group promptly prepared for such fiscal year, including engaging a certified public accounting firm and promptly responding to requests for information and documents from such certified public account firm, in each case, in a manner consistent with the past practices of the Company Group;
(h)    cooperate reasonably with Purchaser in Purchaser’s investigation of the Business and its properties and, at the sole cost of Purchaser, in Purchaser’s procurement of title commitments, title policies and surveys with respect to the Owned Real Property (including reasonably cooperating to remove from title any Liens that are not Permitted Liens), permit Purchaser and its authorized Representatives, at the sole cost of Purchaser, to (i) have reasonable access to its premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of its properties during normal business hours and with reasonable prior written notice, and (iii) discuss its affairs, finances and accounts with its Key Employees; provided, that Purchaser shall coordinate all contact with any of the Key Employees through the Sellers’ Representative or its designee; provided further, that Purchaser and its Representatives shall not contact or otherwise communicate with the employees, customers, suppliers or other business relations of the Company or its Subsidiaries in connection with this Agreement or the transactions contemplated hereby without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed); provided, further, notwithstanding anything to the contrary in this Agreement, none of the Company Unitholders or the Company shall be required to disclose any information if such disclosure would (A) result in the waiver of any attorney-client or other legal privilege or (B) violate any Applicable Laws, in which case the Sellers’ Representative and Purchaser shall reasonably cooperate to structure mutually acceptable alternative arrangements to provide for such disclosure without waiving any attorney-client or other legal privilege or contravening any Applicable Laws; provided, further, that such access or inspection shall not include any sampling or analysis of soil, groundwater, building materials or other environmental media including of the sort generally referred to as a Phase II environmental investigation without the prior written consent of the Sellers’ Representative; and
(i)    prior to the Closing, use commercially reasonable efforts to, and the Company Unitholders and the Sellers’ Representative (in its capacity as the Sellers’ Representative) shall, provide such cooperation as reasonably requested by Purchaser with respect to Purchaser’s financing (the “Financing”) of the transactions contemplated hereby as is customary with Financing of the type contemplated by the Debt Commitment Letter or any Alternative Financing, including: (i) subject to the immediately following paragraph, providing to Purchaser and the Debt Financing Sources the Required Financial Information and all other material financial information in their possession with respect to any member of the Company Group as reasonably requested by Purchaser or the Debt Financing Sources, for use in connection with the completion of the Financing (including, if requested by Purchaser in connection with a Financing that includes an offering of debt securities under Rule 144A under the US Securities Laws, requesting from the Company’s independent auditors interim quarterly financial statements reviewed by such independent auditors as provided in the procedures specified by AICPA AU-C Section 930), (ii) making each member of the Company Group’s senior officers reasonably available to the Debt Financing Sources in connection with the Financing, to reasonably participate in a limited number of road shows and due diligence sessions and to reasonably participate in presentations related to the Financing, upon reasonable notice and

29

at reasonable times, (iii) each member of the Company Group providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors, subject to customary confidentiality requirements reasonably acceptable to the Company, (iv) any member of the Company Group executing and delivering any guarantee, pledge and security documents, other definitive financing documents, and other customary certificates or customary documents and back-up therefor as may be reasonably requested by Purchaser and otherwise reasonably facilitating the pledging of collateral, in each case, which are necessary and customary in connection with the Financing, (v) reasonably assisting Purchaser and the Debt Financing Sources with their preparation of any Offering Documents and other marketing materials or memoranda, including business and financial projections reasonably requested by Purchaser, in connection with the Financing (and assisting Purchaser in obtaining any corporate credit or family ratings from ratings agencies contemplated by the Debt Commitment Letter or the Offering Documents); provided that any rating agency presentations, bank information memoranda, similar documents or Offering Documents required in connection with the Financing shall contain disclosure reflecting the Surviving Company and/or its Subsidiaries as the obligor, (vi) obtaining from the Company Group’s existing lenders customary Payoff Letters, lien releases and/or instruments of termination or discharge, (vii) furnishing Purchaser and the Debt Financing Sources at least four (4) Business Days prior to the Closing Date with such documentation and other information in any member of the Company Group’s possession, custody or control which any lender providing or arranging Financing has reasonably requested and that such lender has determined is required by regulatory authorities in connection with such Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (provided that the request for such information is received by the Company at least seven (7) Business Days prior to the Closing Date), and (viii) if requested by Purchaser in connection with a Financing that includes an offering of debt securities under Rule 144A under the US Securities Laws, requesting and using commercially reasonable efforts to obtain from the Company Group’s accounting firm comfort letters and consents customary for financings similar to the Financing. Each of the Sellers’ Representative and the Company Group, as applicable, shall supplement the Required Financial Information provided by them on a reasonably current basis to the extent that any of them become aware that any such Required Financial Information contains any material misstatement of fact or omits to state any material fact, in each case, with respect to the Company or any member of the Company Group, necessary to make such information not misleading in any material respect.
Whether or not the Closing occurs, Purchaser will promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys' fees) incurred by the Company or any other member of the Company Group in connection with the cooperation of the Company and any other member of the Company Group contemplated by this Section 4.1(i). Purchaser will indemnify and hold harmless the Company, its Affiliates and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including any action taken in accordance with this Section 4.1(i)) and any assistance or activities in connection therewith, in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, any such Person.

30

Notwithstanding anything to the contrary contained in this Section 4.1(i), (A) none of the Sellers’ Representative, or, prior to the Closing, any member of the Company Group, shall be required to pay any fees or other amounts in connection with the Financing, and the Sellers’ Representative (in its capacity as such) shall not be required to execute, deliver or enter into any binding documentation with respect to the Financing, (B) until the Closing occurs, no member of the Company Group shall have any liability or any obligation under any agreement or document related to the Financing (other than with respect to representations made in the authorization letters made to the Debt Financing Sources and potential lenders and investors in the Financing described above in Section 4.1(i)(iii)) and no such agreement or document shall become effective earlier than the Closing Date, (C) any cooperation pursuant to this Section 4.1(i) shall not require the Company to waive or amend any terms of this Agreement, (D) any cooperation or agreements pursuant to this Section 4.1(i) shall not require any member of the Company Group to take any action that would conflict with any Applicable Law, the Organizational Documents of any member of the Company Group or result in the contravention of, or would reasonably be expected to result in the violation or breach of, or default under, any material contract to which any member of the Company Group is a party, (E) no officer, director, manager, member or employee of the Company Group or any other member of the Company Group (other than those officers, directors, managers, members or employees that are continuing in the same or similar capacity on or after the Closing Date, in which case, any such execution or entry into or performance of any such agreement with respect to the Financing shall be subject to the occurrence of the Closing Date and effective no earlier than the Closing Date) shall be required to pass resolutions or consents to approve or authorize the execution of the Financing, or to execute or enter into or perform any agreement with respect to the Financing, that is not contingent upon the occurrence of the Closing Date or that would be effective prior to the Closing Date, (F) no officer, director or other representative of the Company or any other member of the Company Group shall be required to deliver any certificate or opinion that such officer, director other representative reasonably believes, in good faith, contains any untrue certifications or opinions, as applicable, (G) neither the Company nor any other member of the Company Group shall provide any information the disclosure of which is prohibited or restricted under Applicable Law or is legally privileged, (H) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of the Company or any other member of the Company Group, (I) nothing herein shall require the Sellers or the Company or any member of the Company Group to cause the delivery of any legal opinions or any certificate as to solvency by the Sellers or the Company or any member of the Company Group, and (J) Purchaser shall keep the Company and the Sellers’ Representative currently and reasonably informed with respect to its efforts with respect to the Financing.
4.2    Negative Covenants. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 7, except (w) as otherwise provided in this Agreement, (x) as set forth on the “Negative Covenants Schedule,” (y) as required by Applicable Law or (z) with the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, the Company shall not and shall cause each other member of the Company Group not to:
(a)    except in the ordinary course of business consistent with past practices, sell, lease, assign, license, transfer, mortgage, pledge, fail to maintain or protect, or create or incur any

31

Lien (other than any Permitted Lien) on, any of its material assets (including the Owned Real Property and Leased Real Property) or any portion thereof (other than sales of inventory in the ordinary course of business consistent with past practice or sales of obsolete assets or assets with no book value and prepayment of Indebtedness using excess Cash);
(b)    except as required by Applicable Law or the terms of a contract listed on the “Contracts Schedule” or an Employee Plan as in effect on the date hereof, (A) make, grant or promise any bonus or any wage or salary increase to any Service Provider, or make, grant or promise any other material change in employment terms for any Service Provider, other than (i) routine or annual wage increases for employees in the ordinary course of business consistent in all material respects with past practice, (ii) in connection with the hiring of new or replacement employees in the ordinary course of business consistent with past practice; or (iii) for bonuses or other amounts that reduce Aggregate Initial Consideration and that are consistent with this Agreement in other respects; (B) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment (other than as expressly contemplated by this Agreement) of any such awards held by, any current or former Service Provider; or (C) establish, adopt, enter into or amend any material Employee Plan or collective bargaining agreement except for amendments to material Employee Plans (or the adoption of successor material Employee Plans) that are broad-based welfare plans in connection with the Company’s annual or open enrollment procedures that will not cause a material increase in the cost of any such Employee Plan;
(c)    except as required by Applicable Law, make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, settle or compromise any Tax matter, extend or waive the statute of limitations period applicable to any Tax, or surrender any right to claim a refund of material Taxes or take any other similar action where such action would reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for any member of the Company Group;
(d)    create, incur, assume or guarantee any Indebtedness either (i) involving more than $200,000 or (ii) outside of the ordinary course of business inconsistent with past practices, except in the case of clause (i) for borrowings from banks (or similar financial institutions or other lenders) necessary to fund capital expenditures or working capital as set forth in the Company Group’s capital expenditure plan and budget for ordinary working capital requirements (true, correct and complete copies of which have been provided to Purchaser prior to the date hereof);
(e)    amend or authorize the amendment of its Organizational Documents;
(f)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any of its equity securities or Convertible Securities;
(g)    effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization;

32

(h)    incur any capital expenditures or commitments therefor, except for those consistent with the Company’s business capital expenditure plan (a true, correct and complete copy of which has been provided to Purchaser prior to the date hereof);
(i)    acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or equity securities of, any Person or division thereof (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or otherwise acquire or license any assets or properties (other than inventory or Proprietary Rights acquired in the ordinary course of business consistent with past practice) that are material to any member of Company Group;
(j)    make any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practices;
(k)    commence or settle (i) any litigation where the amount in controversy is in excess of $50,000, (ii) any criminal or other proceeding with any Governmental Authority, or (iii) any proceeding involving injunctive or other equitable relief;
(l)    make any material change in the accounting methods or practices of any member of the Company Group, except as required by Applicable Law or GAAP;
(m)    manage its working capital other than in the ordinary course of business consistent in all material respects with past practice;
(n)    (i) change payment terms to any Top Customer of any member of the Company Group in any material respect or (ii) change in any material respect the payment or payment terms by any member of the Company Group to any material supplier of any member of the Company Group, in each case, to the extent that any or some combination of the foregoing would or would reasonably be expected to result in a change in the working capital or cash management, credit collection or payment policies, procedures and practices of any member of the Company Group in any material respect, except, in each case, to the extent any such change is consistent in all material respects with the current plans and programs of the Company Group relating to such matters;
(o)    voluntarily change in any material respect and outside of the ordinary course of business (i) any marketing, advertising, promotion, discount or other similar program or practice applicable to any material customer of or material supplier to any member of the Company Group or (ii) any Company Group member’s order or purchase, supply or distribution of inventory, as applicable, practices or patterns with respect to any material customer of or material supplier to any member of the Company Group, except, in each case, to the extent any such change is consistent in all material respects with the 2017 plans and programs of the Company Group relating to such matters (copies of which have been provided to Purchaser prior to the date hereof);
(p)    modify or terminate any contract listed on the “Contracts Schedule” (except for the automatic termination of any such contract in the ordinary course of business consistent with past practice upon the expiration of its term) or enter into, renew, extend or otherwise modify any

33

lease, sublease, license, or other agreement with respect to the Owned Real Property, the Leased Real Property or any other real property; or
(q)    agree or commit to do any of the foregoing.
4.3    Commercially Reasonable Efforts. Unless a different standard of effort is expressly set forth herein with respect to a particular matter, each party hereto shall, on or prior to the Closing, subject to the express provisions of this Agreement, use its commercially reasonable efforts to (a) fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby, and to enable the Closing to occur as promptly as practicable in accordance with the terms herein and in any event prior to the Termination Date and (b) obtain as promptly as practicable any consent of, or any approval by, any Governmental Authority which is required to be obtained by the parties or their respective Affiliates in connection with the transactions contemplated hereby at all times prior to and at the Closing. Without limiting the generality of the foregoing, the parties shall give all material notices, make all material required filings with or applications to Governmental Authorities, and use commercially reasonable efforts to obtain all material consents of all third parties set forth on the “Material Restrictions Schedule” and all Governmental Authorities necessary for the parties hereto to consummate the transactions contemplated hereby; provided, that no member of the Company Group shall be required to pay any money to any such third party or commence any litigation or arbitration proceeding against any such third party. Notwithstanding the foregoing, all of the provisions of this Section 4.3 shall be subject to Section 4.5 and in the event of a conflict between this Section 4.3 and Section 4.5, Section 4.5 shall govern and control.
4.4    Exclusivity. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 7, the Company shall not, and shall cause the other members of the Company Group and the officers, managers, employees, agents and Representatives of each member of the Company Group not to, directly or indirectly, (i) solicit, initiate, or encourage any Acquisition Proposal, (ii) engage in negotiations or discussions (except for any internal discussions among the members of the board of directors or other applicable governing body of the Company and the investors in the Company) concerning, or provide any information to any Person in connection with, any Acquisition Proposal, or (iii) agree to or approve any Acquisition Proposal. The Company will, and the Company will cause the other members of the Company Group to, immediately cease any and all existing discussions, negotiations or other activities with any Person (other than Purchaser and its Affiliates and Representatives) conducted heretofore with respect to any of the foregoing.
4.5    Regulatory Approval. Without limiting the generality of Section 4.3
(a)    Subject to the terms and conditions of this Agreement, each party shall, and shall cause its Affiliates to: (i) file (x) a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as soon as reasonably practicable following the date hereof, but no later than ten (10) Business Days after the date hereof and (y) make any other filing or notification required pursuant to any other competition or antitrust related legal or

34

regulatory requirements of any Governmental Authority (“Antitrust Law”) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof; (ii) use its commercially reasonable efforts to supply as promptly as practicable any additional information and documentary material that may be requested or required pursuant to any Antitrust Law, including the HSR Act; and (iii) use its commercially reasonable efforts to request early termination of the initial waiting period under the HSR Act, and otherwise cause the expiration or termination of the applicable waiting periods under the HSR Act or any other Antitrust Law as soon as practicable. All filing fees required under the HSR Act shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Company Unitholders (or by the Sellers’ Representative on their behalf). Purchaser and the Company shall bear the costs and expenses of preparing their respective filings.
(b)    In connection with the efforts referenced in this Section 4.5 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, any other Antitrust Law, or any state law, each of the parties shall use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) to the extent permitted by Applicable Law, promptly notify each other of any substantive written or oral communication to that party (or, in the case of the Sellers’ Representative, any Company Unitholder or member of the Company Group) from any Governmental Authority with respect to this Agreement and the transactions contemplated hereby, and, to the extent permitted by Applicable Law, permit the other parties to review in advance any proposed substantive written communication to any Governmental Authority and consider, in good faith, the parties’ comments on any proposed written communication; (iii) to the extent permitted by Applicable Law, permit the other party to review any communication given to it (or, in the case of the Sellers’ Representative, to any Company Unitholder or member of the Company Group) by, and consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party, (iv) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement and the transactions contemplated hereby unless, to the extent permitted by Applicable Law, it consults with the other parties in advance and, to the extent permitted by such Governmental Authority or Applicable Law, gives the other parties the opportunity to attend and participate thereat, in each case to the extent reasonably practicable. The foregoing obligations in this Section 4.5(b) shall be subject to any pre-existing confidentiality agreements, the Confidentiality Agreement and any attorney-client, work product or other applicable privilege. Each party may, as it deems reasonably appropriate, designate any competitively sensitive material provided to the other under this Section 4.5 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the other parties and, subject to any additional confidentiality or joint defense agreement the parties may mutually enter into, will not be disclosed by such outside counsel to employees, officers or managers of the other parties unless express permission is obtained in advance from the source of the materials or such source’s legal counsel. Notwithstanding anything to the contrary in this Section 4.5, materials provided to the other parties and its outside counsel may be redacted (x) to remove references concerning valuation of the Business or the Company Group, (y) as necessary to comply with contractual arrangements (including obligations of confidentiality), and (z) as necessary to address reasonable attorney-client or other privilege.

35

(c)    In furtherance and not in limitation of the foregoing, each of the parties hereto shall, and shall cause its Affiliates and its and their respective officers, directors, managers, employees or agents to, take any and all actions reasonably necessary, proper or advisable to avoid each and every impediment under any Antitrust Law or order that may be asserted by any Governmental Authority with respect to this Agreement and the transactions contemplated hereby so as to cause the conditions set forth in Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d) to be satisfied and to enable the Closing to occur as promptly as practicable and in any event prior to the Termination Date, including:
(i)    opposing any motion or action for a temporary, preliminary or permanent injunction against the Merger; and
(ii)    in the case of Purchaser, entering into a consent decree containing Purchaser’s agreement to hold separate and divest (pursuant to such terms as may be required by any Governmental Authority) such businesses and assets of the Company or Purchaser and its Affiliates as may be determined by any Governmental Authority;
provided, however, notwithstanding the foregoing or anything set forth anywhere else in this Agreement, in no event shall Purchaser or any of its Affiliates or Subsidiaries be required to (A) agree to sell, lease, license, transfer, or otherwise dispose of or encumber, or (B) agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of, Purchaser’s or any of its Affiliates’ or Subsidiaries’ ability to own or operate or control, in the case of each of clause (A) and clause (B), either before (to the extent applicable) or after the Closing, any of the following product lines: Monistat, Clear Eyes, BC and/or Goody’s.
(d)    No party hereto shall, and each party hereto shall cause its Affiliates not to, directly or indirectly take any action, including directly or indirectly acquiring or investing in any Person or acquiring, leasing or licensing any assets, or agreeing to do any of the foregoing, if doing so would reasonably be expected to prevent or delay the satisfaction of any of the conditions set forth in Sections 3.1(c), 3.1(d), 3.2(c) and 3.2(d) to be satisfied or the consummation of the transactions contemplated hereby.
None of the parties hereto shall (i) extend any waiting period under the HSR Act or any other applicable Antitrust Law or (ii) enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except, in each case, with the prior written consent of the other parties to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed).
4.6    Interim Financial Statements. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is terminated in accordance with Article 7, the Company shall deliver to Purchaser as promptly as practicable after the last day of each calendar month (and in no event later than the twentieth (20th) day following the last date of such month), copies of the monthly consolidated financial statements of the Company Group stamped “Estimates”.

36

4.7    Schedule Updates.
(a)    From the date hereof until the Closing, the Company shall disclose to Purchaser in writing (in the form of an updated schedule hereto), promptly upon discovery thereof, any variances from the representations and warranties contained in Article 5 hereof (each, a “Schedule Update”) resulting from any matter existing or arising prior to the date of this Agreement that was required to be but was not previously set forth in any of the schedules hereto (each such matter, an “Existing Matter”).
(b)    To the extent of the Existing Matter(s) disclosed in a Schedule Update: (i) such Schedule Update shall not amend or supplement the schedules hereto delivered on the date of this Agreement; (ii) subject to Section 4.7(c), such Schedule Update shall not affect or limit the termination rights of Purchaser set forth in Section 7.1; (iii) such Schedule Update shall not be taken into consideration for purposes of determining whether the conditions set forth in Section 3.2(a) or Section 3.2(b) have been satisfied; (iv) such Schedule Update shall not affect or limit the indemnification obligations of the Company Unitholders under Section 9.2; and (v) accordingly the Purchaser Indemnified Parties shall be entitled to indemnification pursuant to Section 9.2 (subject to the applicable limitations, if any, set forth in Section 9.5) for any breaches of or inaccuracies in any of the representations and warranties contained in Article 5 that otherwise would have existed but for the Existing Matter(s) being disclosed pursuant to such Schedule Update.
(c)    Notwithstanding the foregoing, if an Existing Matter underlying any Schedule Update would give rise to Purchaser’s right to terminate this Agreement in accordance with Section 7.1(b) and Purchaser does not terminate this Agreement within fifteen (15) calendar days following the first date on which Purchaser’s right to terminate this Agreement under Section 7.1(b) arises, then Purchaser’s right to terminate this Agreement in respect of such Existing Matter shall be irrevocably waived.
4.8    Section 280G. Between the date hereof and the Closing Date, the Company will use prompt and commercially reasonable efforts (which efforts shall not, for clarity, include the requirement to offer or provide any additional value or any other financial accommodation to any Person) to obtain waivers and solicit shareholder approval of any payments that may, separately or in the aggregate, constitute “excess parachute payments” (within the meaning of Section 280G of the Code) that may be made to individuals who are “disqualified individuals” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) in connection with the transactions contemplated by this Agreement, such that such payments would not be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code; provided that, for clarity, Company shall not be in breach of this covenant solely as a result of the refusal of any disqualified individual to waive the applicable payments and submit them to the applicable stockholder vote and/or as a result of the requisite shareholder approval not to be obtained; provided, that the Company shall immediately notify Purchaser of either such circumstance.  The Company will provide drafts of the waiver, disclosure and consent documentation associated with the foregoing at least seven (7) calendar days prior to the intended dissemination thereof and will consider in good faith any comments of Purchaser thereto that are provided to the Company at least one (1) calendar day prior to such intended dissemination. Notwithstanding the foregoing, to the extent that any contract,

37

agreement, or plan is or is contemplated to be entered into by Purchaser, the Surviving Company or any of their Affiliates and a disqualified individual who has been identified to Purchaser as such in connection with the transactions contemplated by this Agreement before the Closing Date (the “Purchaser Arrangements”), which may reasonably constitute or require a payment to such disqualified individual that is contingent upon a change in control within the meaning the Section 280G of the Code, Purchaser shall provide a copy of such contract, agreement or plan to the Company and the Sellers’ Representative at least fifteen (15) days before the Closing Date and shall cooperate with the Company in good faith in order to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid or granted in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided that, in any event, the Company’s failure to include any Purchaser Arrangements which are not communicated to the Company prior to the intended dissemination of the disclosure and consent documentation in the stockholder voting materials described herein will not result in a breach of the covenants set forth in this Section 4.8.
4.9    Financing.
(a)    Subject to the other terms and conditions of this Agreement, Purchaser shall use, and shall cause the Subsidiaries of Purchaser to use, their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to arrange and consummate the Financing, including using commercially reasonable efforts to (i) maintain in effect the Debt Commitment Letter and satisfy on a timely basis (taking into account the expected timing of the Marketing Period) all conditions to the Financing in the Debt Commitment Letter and the definitive agreements to be entered into pursuant thereto, to the extent applicable to or within the control of Purchaser or its Subsidiaries (other than any condition where the failure to be so satisfied is a direct result of the Company Group’s failure to provide the cooperation described in Section 4.1(i)), (ii) negotiate, execute and deliver definitive agreements with respect to such Financing on the terms contained in the Debt Commitment Letter or otherwise no less favorable to Purchaser and Merger Sub than the terms and conditions (including the “flex” provisions) contemplated by the Debt Commitment Letter and the Fee Letter, (iii) comply with its obligations under the Debt Commitment Letter, including to satisfy on a timely basis all conditions precedent to funding in the Debt Commitment Letter and such definitive agreements thereto and to consummate the Financing at or prior to the Closing, (iv) in the event that the conditions to Closing under this Agreement and the conditions to the availability of the Financing under the Debt Commitment Letter are satisfied, obtain a sufficient amount of the Financing to enable Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement, and (v) if appropriate and practical under the circumstances and available sources of cash are not otherwise available to consummate the transactions contemplated herein, enforce its rights under the Debt Commitment Letter and Fee Letter. Purchaser and Merger Sub shall keep Sellers’ Representative and the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and provide the Company with copies of all executed definitive agreements related to the Financing. Subject to the terms and upon satisfaction of the conditions set forth in the Debt Commitment Letter, Purchaser and Merger Sub shall use its commercially reasonable efforts to cause the Debt Financing Sources to provide the Financing on

38

the Closing Date.  In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Debt Commitment Letter and the Fee Letter, and such portion is reasonably required to consummate the transactions contemplated by this Agreement, including without limitation, to pay the Final Merger Consideration, the Repaid Indebtedness, the Final Sellers’ Transaction Expenses and all other fees and expenses and other payment obligations required to be paid by Purchaser and Merger Sub in connection with this Agreement, Purchaser and Merger Sub shall (A) promptly notify Sellers’ Representative and the Company and (B) use their commercially reasonable efforts to arrange to obtain Alternative Financing in an amount at least equal to the amount of such portion, upon terms and conditions not materially less favorable to Purchaser and its Subsidiaries than the terms and conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event. Purchaser and Merger Sub shall promptly (and in any event within two (2) Business Days) notify Sellers’ Representative and the Company in writing (I) of any breach or default by Purchaser or Merger Sub under the Debt Commitment Letter or any definitive agreements related thereto or, to the knowledge of the Purchaser or Merger Sub, any other party to the Debt Commitment Letter or any definitive agreements related thereto, (II) if for any reason either Purchaser or Merger Sub at any time believes it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Debt Commitment Letter or any definitive agreements related thereto and (III) of the receipt by either Purchaser or Merger Sub or any of their respective Representatives of any written notice or other written communication from any Debt Financing Source or other Person with respect to (x) any actual or potential breach (or threatened breach), default, termination or repudiation by any party to the Debt Commitment Letter, any definitive agreement related thereto or any provision of the financing contemplated pursuant to the Debt Commitment Letter or any definitive agreement related thereto (including any proposal by any lender named in the Debt Commitment Letter to withdraw, terminate, reduce the amount of financing or delay the timing of financing contemplated by the Debt Commitment Letter), including any Alternative Financing or (y) any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any definitive agreement related thereto that Purchaser or Merger Sub believes in good faith could result in an inability to receive or a delay in Purchaser’s or Merger Sub’s receipt of the proceeds of the Financing, and in any such case, Purchaser and Merger Sub shall provide any information relating to any of the foregoing circumstances as soon as reasonably practicable (and in any event within two (2) Business Days) following the Company’s reasonable request therefor; provided, that in no event shall Purchaser or Merger Sub be required to disclose any information that is subject to attorney-client or similar privilege if Purchaser or Merger Sub has used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. In the event that Purchaser or Merger Sub does not provide access or information in reliance on the proviso to the immediately preceding sentence, Purchaser or Merger Sub shall provide written notice to the Company that such access or information is being withheld and Purchaser and Merger Sub shall use commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Prior to the Closing, neither Purchaser nor Merger Sub shall, without the Company’s prior written consent, consent to (1) any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter or the Fee Letter if such amendment, modification or waiver (a) imposes new or additional conditions, or otherwise expands or modifies any of the conditions, to Purchaser’s or Merger Sub’s receipt of the Financing, (b)

39

extends the timing of the funding of the commitments thereunder, or reduces the aggregate cash amount of the funding commitments thereunder required to be paid by Purchaser and Merger Sub under this Agreement below the amount required to consummate the transactions contemplated in the Agreement, or (c) otherwise amends, modifies or waives, any provision of the Debt Commitment Letter in a manner that would reasonably be expected to prevent, delay or adversely affect the ability of the Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement or otherwise delay, hinder or make less likely the occurrence of the Closing or adversely impact the ability of Purchaser or Merger Sub to enforce its rights against the other parties to the Commitment Letter or other definitive agreements related thereto (provided, that Purchaser or Merger Sub may replace or amend the Debt Commitment Letter to add lenders, underwriters, lead arrangers, bookrunners, initial purchasers, placement agents, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof) or (2) early termination of the Debt Commitment Letter unless it has been replaced by Alternative Financing in accordance with this Section 4.9. Purchaser and Merger Sub shall furnish to Sellers’ Representative and the Company a copy of any amendment, modification, waiver or consent of or relating to the Debt Commitment Letter promptly upon execution thereof (which copy may be redacted in the manner described in Section 6.7).
(b)    In the event that the Debt Commitment Letter is amended, replaced, supplemented or otherwise modified, including as a result of obtaining Alternative Financing, or Purchaser otherwise obtains Alternative Financing, (i) true, complete and correct copies of the definitive documentation for any such Alternative Financing (the “Alternative Financing Documents”) shall be provided by the Purchaser to the Company promptly execution thereof, (ii) the Sellers and the Company shall comply with their respective covenants in this Section 4.9 with respect to the Debt Commitment Letter as so amended, replaced, supplemented or otherwise modified and with respect to such Alternative Financing to the same extent that the Purchaser, the Sellers and the Company would have been obligated to comply with respect to the Financing, including using their reasonable best efforts to arrange and obtain Alternative Financing in an amount sufficient to consummate the Transactions with terms and conditions not materially less favorable (taken as a whole) to Purchaser and Merger Sub than the terms and conditions (taken as a whole) set forth in the Debt Commitment Letter and which would not reasonably be expected to prevent, impede or delay the consummation of the Financing or the transactions contemplated by this Agreement, (iii) no such amendment, replacement, supplement or other modification shall result in additional or expanded covenants of the Sellers or the Company Group, and (iv) references to the “Financing” (and other like terms in this Agreement) shall be deemed to include such Alternative Financing, or the Financing as so amended, replaced, supplemented or otherwise modified.
(c)    All non-public or other confidential information provided by the Sellers, the Company, the Company Subsidiaries or their respective Representatives pursuant to this Section 4.9 shall be kept confidential in accordance with the Confidentiality Agreement, Section 9.2 and any other applicable terms of this Agreement; provided that Purchaser shall be permitted to disclose customary projections with respect to the Company and its business to the Debt Financing Sources identified in the Debt Commitment Letter and any provider of Alternative Financing and their respective Representatives in connection with the Financing or any Alternative Financing so long as such Persons agree to be bound by the confidentiality provisions of the Confidentiality Agreement

40

or other reasonable and customary confidentiality undertakings in respect of transactions similar to that contemplated by the Financing or any Alternative Financing and of which the Company is a third party beneficiary.
(d)    Notwithstanding anything herein to the contrary, in no event shall any failure to obtain any Financing (or any Alternative Financing) nor any failure to fund any Financing (or any Alternative Financing) relieve Purchaser or Merger Sub of any obligation under or in respect of this Agreement, including the obligation to timely consummate the transactions contemplated by this Agreement as required hereby, and neither the obtaining nor the availability or funding of any Financing (or any Alternative Financing) shall constitute a condition to Purchaser’s or Merger Sub’s obligation to timely consummate the transactions contemplated by this Agreement as required hereby. Each of Purchaser and Merger Sub reaffirms its obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing (or any Alternative Financing), subject to satisfaction or waiver of the conditions set forth in Article 3.
(e)    Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 4.9 shall require, and in no event shall the commercially reasonable efforts of Purchaser or Merger Sub be deemed or construed to require, Purchaser or Merger Sub to, in connection with Alternative Financing, pay any fees or any interest rates applicable to the Financing in excess of those contemplated by the Debt Commitment Letter (or the market flex provisions in the Fee Letter), or agree to any market flex term less favorable to Purchaser or Merger Sub, taken as a whole, than such corresponding market flex term contained in or contemplated by the Debt Commitment Letter or the Fee Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise).
ARTICLE 5
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP
As a material inducement to Purchaser and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the date hereof and as of the Closing Date, as follows:
5.1    Organization and Power; Subsidiaries and Investments.
(a)    Each member of the Company Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each member of the Company Group has all requisite corporate, limited liability company or similar power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. Except as set forth on the attached “Capitalization Schedule,” no member of the Company Group owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

41

(b)    Except as set forth on the attached “Company Organization Schedule,” each member of the Company Group is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on the attached “Company Organization Schedule,” which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the its business requires such member of the Company Group to be so qualified, except to the extent the failure to qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each member of the Company Group has all requisite corporate, limited liability company or similar power and authority to carry on its business as now conducted. The Organizational Documents of each member of the Company Group, which have previously been furnished to Purchaser, reflect all amendments thereto through the date hereof, and are true, correct and complete in all respects. No member of the Company Group is in breach or default of, or has breached or defaulted under, any of its Organizational Documents. The “Company Organization Schedule” sets forth a correct and complete list of the officers, directors and/or similar functionaries of each member of the Company Group.
5.2    Authorization. The execution, delivery and performance by the Company Group of this Agreement, the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate, limited liability company or similar action by each of the members of the Company Group, as the case may be, and no other act or proceeding on the part of any member of the Company Group, their respective governing bodies or equityholders is necessary to authorize the execution, delivery or performance by each member of the Company Group of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby other than the Written Consent. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the members of the Company Group, as applicable, will each constitute, a valid and binding obligation of such member of the Company Group, enforceable against such Person in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).
5.3    Capitalization. The attached “Capitalization Schedule” sets forth a true, correct and complete list of the authorized and outstanding equity of each member of the Company Group and the name and number of equity securities owned of record and beneficially by each equityholder thereof, free and clear of all Liens (other than under the Topco LLC Agreement (as defined in the Capitalization Schedule) and except for restrictions on transfer under applicable securities Laws). All of the issued and outstanding equity securities of each member of the Company Group have been duly authorized, validly issued, are fully paid and non-assessable, as applicable, and were issued in compliance with all applicable securities Laws and are not subject to, nor were

42

they issued in violation of, any purchase option, call option, right of first refusal, first offer, co-sale or participation, preemptive right, subscription right or any similar right. Except for this Agreement and as may be set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized equity securities of any member of the Company Group or any outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights, securities convertible into or exchangeable for equity securities of any member of the Company Group or other agreements or commitments providing for the issuance, disposition or acquisition of any Company Group member’s equity securities or any rights or interests exercisable therefor (“Convertible Securities”). Except as set forth on the attached “Capitalization Schedule,” there are no outstanding or authorized stock options, restricted shares, restricted stock units, equity appreciation, phantom equity or similar rights with respect to any member of the Company Group. There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire any equity securities of any member of the Company Group. Except as set forth on the attached “Capitalization Schedule,” there are no voting trusts or other agreements or understandings to which any member of the Company Group or any equityholder of any member of the Company Group is a party with respect to the voting of the equity securities of any member of the Company Group. The Distribution Waterfall was prepared in accordance with the Company LLC Agreement and all Applicable Laws and accurately sets forth the portion of the Final Merger Consideration that each Company Unitholder is entitled to receive in accordance therewith.
5.4    Absence of Conflicts. Except as set forth on the attached “Material Restrictions Schedule,” the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) conflict with, violate or constitute a default under the Organizational Documents of any member of the Company Group, (b) assuming compliance with any applicable Antitrust Law, violate any Applicable Law, (c) conflict with, violate, result in any breach of, constitute a default under, result in the termination, acceleration or modification of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent, notice or payment under, or give rise to a loss of any benefit to which any member of the Company Group is entitled under any contract set forth on the “Contracts Schedule,” (d) result in the creation or imposition of any Lien on any asset of any member of the Company Group, except for any Permitted Liens or except as would not, individually or in the aggregate, be material to any member of the Company Group or (e) conflict with or violate or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DLLCA and any such actions required by the HSR Act or any other Antitrust Law), with such exceptions in the case of clauses (b) and (e), as would not, individually or in the aggregate, be material to any member of the Company Group.
5.5    Financial Statements. The attached “Financial Statements Schedule” contains the following financial statements (the “Financial Statements”):
(a)    the unaudited consolidated balance sheet of the Company Group as of October 1, 2016 (the “Latest Balance Sheet”) and the related unaudited consolidated statement of operations for the nine (9)-month period then ended; and

43

(b)    the audited consolidated balance sheet of the Company Group as of January 3, 2015 and January 2, 2016, and the related audited consolidated statements of operations, comprehensive income, members’ and shareholders’ equity and cash flows for the fiscal periods then ended.
Except as set forth in the attached “Financial Statements Schedule,” each of the Financial Statements is accurate and complete in all material respects and presents fairly in all material respects the consolidated financial condition, results of operations, comprehensive income, members’ and shareholders’ equity and cash flows, as applicable, of the Company Group throughout the periods covered thereby and such Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except that the Latest Balance Sheet and the related unaudited consolidated statements of operations, comprehensive income, members’ and shareholders’ equity and cash flows, as applicable, are subject to normal and recurring year-end adjustments and reclassifications, none of which is material, individually or in the aggregate, and lack footnote disclosure and other presentation items).
5.6    No Material Undisclosed Liabilities; 2017 Marketing Plan.
(a)    No member of the Company Group has any material liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities reflected on the face of the Latest Balance Sheet, (ii) working capital liabilities incurred in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet (none of which is a liability resulting from any noncompliance with any Applicable Law, breach of contract, breach of warranty, tort, infringement or other proceeding), or (iii) liabilities disclosed in the attached “Liabilities Schedule.”
(b)    The obligations and liabilities of the Company Group set forth or otherwise described in the Company Group’s fiscal year 2017 marketing plan (a copy of which has been provided to Purchaser prior to the date hereof) have been accrued in a manner consistent with the manner and methodology used in determining the Target Working Capital.
5.7    Absence of Certain Developments. Except as set forth in the attached “Developments Schedule,” since September 30, 2016, the business of each member of the Company Group has been conducted in the ordinary course of business consistent with past practices and no member of the Company Group has:
(a)    suffered a Material Adverse Effect;
(b)    sold, leased, assigned, licensed, transferred, mortgaged or pledged, failed to maintain in any material respect or protect in any material respect, or created or incurred any Lien (other than any Permitted Lien) on, any of the material assets or portion thereof of any member of the Company Group (other than sales of inventory in the ordinary course of business consistent with past practice and other than sales of obsolete assets or assets with no book value);

44

(c)    made any material capital expenditures or commitments therefor, other than in amounts consistent with the Company’s business plan and budget (a true, correct and complete copy of which has been provided to Purchaser prior to the date hereof);
(d)    suffered any damage, destruction, or loss of any property owned, leased or licensed by any member of the Company Group, whether or not covered by insurance, having a replacement cost or fair market value in excess of $100,000;
(e)    created, incurred, assumed or guaranteed any Indebtedness either (i) involving more than $200,000 or (ii) outside the ordinary course of business consistent with past practice, except in the case of clause (i) for borrowings from banks (or similar financial institutions) necessary to fund capital expenditures or working capital as set forth in the Company Group’s budget for capital expenditures and ordinary working capital requirements (a true, correct and complete copy of which has been provided to Purchaser prior to the date hereof);
(f)    amended or authorized the amendment of any Organizational Document of any member of the Company Group;
(g)    made any material change in the accounting methods or practices of any member of the Company Group, except insofar as was required by a change in GAAP;
(h)    acquired by merging or consolidating with, or by purchasing all or a substantial portion of the assets or equity securities of, any Person or division thereof (other than acquisitions of inventory in the ordinary course of business consistent with past practice) or otherwise acquired or licensed any assets or properties (other than inventory or Proprietary Rights acquired or licensed in the ordinary course of business consistent with past practice) that are material to any member of Company Group;
(i)    managed its working capital other than in the ordinary course of business consistent in all material respects with past practice;
(j)    (i) changed payment terms to any material customer of any member of the Company Group in any material respect or (ii) changed in any material respect the payment or payment terms by any member of the Company Group to any material supplier of any member of the Company Group, in each case, to the extent that any or some combination of the foregoing would or would reasonably be expected to result in a change in the working capital or cash management, credit collection or payment policies, procedures and practices of any member of the Company Group in any material respect;
(k)    except as required by Applicable Law or expressly required by the terms of a contract listed on the “Contracts Schedule” or by an Employee Plan as in effect on the date hereof, (i) made, granted or promised any bonus or any wage or salary increase to any Service Provider, or made, granted or promised any other material change in employment terms for any Service Provider, other than (A) routine or annual wage increases for employees in the ordinary course of business consistent with past practice, (B) in connection with the hiring of new or replacement employees in the ordinary course of business consistent with past practice; or (C) for bonuses or

45

other amounts that reduce Aggregate Initial Consideration (ii) granted any equity, equity-based or other incentive awards to, or discretionarily accelerated the vesting or payment of any such awards held by, any current or former Service Provider; or (iii) established, adopted, entered into or amended any material Employee Plan or collective bargaining agreement except for amendments to material Employee Plans (or the adoption of successor material Employee Plans) that are broad-based welfare plans in connection with the Company’s annual or open enrollment procedures that did not cause a material increase in the cost of any such Employee Plan;
(l)    except as required by Applicable Law, made or changed any material Tax election, changed an annual accounting period, adopted or changed any accounting method, filed any amended Tax Return, settled or compromised any Tax matter, extended or waived the statute of limitations period applicable to any Tax, or surrendered any right to claim a refund of material Taxes;
(m)    issued, delivered or sold, or authorized the issuance, delivery or sale of, any of its equity securities or any Convertible Securities;
(n)    effected any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;
(o)    made any loans, advances or capital contributions to, or investments in, any other Person other than in the ordinary course of business consistent with past practice;
(p)    commenced or settled (i) any litigation where the amount in controversy was in excess of $250,000, (ii) any criminal or other proceeding with any Governmental Authority, or (iii) any proceeding involving injunctive or other equitable relief;
(q)    changed in any material respect (i) any marketing, advertising, promotion, discount or other similar program or practice applicable to any Top Customer of or Top Supplier to any member of the Company Group or (ii) any Company Group member’s order or purchase, supply or distribution or inventory, as applicable, practices or patterns with respect to any material customer of or material supplier to any member of the Company Group, in each case, other than any such change that is consistent in all material respects with the 2017 plans and programs of the Company Group relating to such matters (copies of which have been provided to Purchaser prior to the date hereof); or
(r)    committed or agreed to do any of the foregoing (whether or not in writing).
5.8    Real Property.
(a)    The attached “Leased Real Property Schedule” sets forth the address of each Leased Real Property facility of the Company Group as of the date hereof. Except as set forth in the attached “Leased Real Property Schedule” and except as would not have a Material Adverse Effect, with respect to each of the leases for such Leased Real Property facility: (i) such lease is valid, binding and enforceable against the member of the Company Group which is party to such lease and, to the Company’s Knowledge, each other party thereto, except as such enforceability

46

may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditor’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity); (ii) no such lease has been breached in any material respect by any member of the Company Group or, to the Company’s Knowledge, by any other party thereto or canceled by the other party which has not been duly cured or reinstated, (iii) no member of the Company Group is in receipt of any written claim of default under any such lease which remains uncured and no event has occurred or circumstances exist that, with the delivery of notice, the passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such lease, (iv) the transactions contemplated by this Agreement do not require the consent of any other party to such lease (except for those leases for which consents are obtained prior to Closing), (v) no security deposit or portion thereof deposited with respect to such lease has been applied in respect of a breach of or default under such lease which has not been restored, (vi) no member of the Company Group owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such lease, and (vii) no member of the Company Group has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. The Company has delivered to Purchaser a true and complete copy of each such lease document and all amendments thereto, and in the case of any oral lease, a written summary of the material terms of such lease.
(b)    The attached “Owned Real Property Schedule” sets forth the address of each parcel of real property that is owned by the Company or any of its Subsidiaries in connection with its Business (the “Owned Real Property”). Except as set forth on the “Owned Real Property Schedule,” the Company or its relevant Subsidiary has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Liens other than Permitted Liens. Except as set forth on the “Owned Real Property Schedule,” none of the Company or its Subsidiaries (i) is a party to any agreement, right of first refusal or option to purchase any real property or interest therein or (ii) has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof.
(c)    No member of the Company Group has received any written notice of any material condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Owned Real Property or Leased Real Property or any portion thereof or interest therein, nor, to the Company’s Knowledge, is any such proceeding threatened affecting any parcel of Owned Real Property or Leased Real Property or any portion thereof or interest therein.
5.9    Title to Tangible Assets.
(a)    One or more members of the Company Group owns good and valid title, free and clear of all Liens, other than Permitted Liens, to (or in the case of leased personal property, a valid leasehold title to) all of the material tangible personal property and assets shown on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet.
(b)    The plants, buildings, structures and equipment owned by the Company Group have no known material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and

47

suitable for their present and intended uses and, in the case of plants, buildings and other structures (including the roofs thereof), to the Company’s Knowledge, are structurally sound and there are no facts or conditions affecting any of the improvements which would, individually or in the aggregate, interfere in any respect with the use or occupancy of the improvements of any portion thereof in the operation of the Business as currently conducted thereon.
(c)    The property and assets owned or leased by the Company Group, or which they otherwise have the right to use, constitute all of the property and assets used or held for use in connection with the Businesses of each member of the Company Group and are adequate to conduct such Businesses as currently conducted.
5.10    Contracts and Commitments.
(a)    The “Contracts Schedule” attached hereto lists all of the following written agreements to which any member of the Company Group is a party or otherwise bound by:
(i)    any contract or group of related contracts with the top ten (10) customers of the Company Group based on customer revenue for the trailing twelve-month period ended September 30, 2016 (the “Top Customers”);
(ii)    any contract or group of related contracts with the top five (5) suppliers to the Company Group based on the dollar amount of purchases for the trailing twelve-month period ended September 30, 2016 (the “Top Suppliers”);
(iii)    (A) any contract or group of related contracts for capital expenditures in excess of $200,000 in any calendar year or $500,000 in the aggregate, and (B) any contract or group of related contracts for services with respect to which the Company Group paid the applicable service provider at least $200,000 for the trailing twelve month period ended September 30, 2016 (other than, in each case, purchase orders placed by the Company in the ordinary course of business);
(iv)    any contract or group of related contracts relating to Indebtedness of any member of the Company Group or any guaranty by any member of the Company Group of any obligation in respect of Indebtedness;
(v)    any contract or group of related contracts for the purchase of materials, supplies, goods, equipment or other assets by any member of the Company Group with respect to which the Company Group paid the applicable supplier at least $200,000 for the trailing twelve month period ended September 30, 2016 (other than, in each case, purchase orders placed by the Company in the ordinary course of business);
(vi)    employment agreements providing for base salary to any Person in any calendar year in excess of $150,000 or any written contract applicable to any Key Employee or any written contract for employment applicable to any employee not residing in the United States, in each case other than offer letters or employment agreements providing for at-will

48

employment that do not deviate in any material respect from the standard offer letter or employment agreement templates provided to Purchaser;
(vii)    collective bargaining agreements or other contracts with any labor union, works council, or employee representative organization;
(viii)    any contract or group of related contracts relating to the marketing, sale, advertising or promotion of any Company Group member’s products or services involving consideration in excess of $200,000 in any calendar year or $500,000 in the aggregate (other than, in each case, purchase orders received in the ordinary course of business);
(ix)    any contract imposing any restriction on the right or ability of any member of the Company Group to engage in any line of business or in any geographic region, compete with any other Person or solicit any customer, vendor, other business relation, employee, consultant or other service provider or which would impose any such restriction after the Closing Date on Purchaser, any member of the Company Group or any of their respective Affiliates, other than pursuant to customer contracts entered into in the ordinary course of business consistent with past practice that are disclosed elsewhere on the “Contracts Schedule”;
(x)    any contract with respect to any partnership, joint venture or minority equity investment;
(xi)    any contract or group of related contracts pursuant to which any member of the Company Group is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property under which the aggregate annual rent or lease payments do not exceed $200,000;
(xii)    any contract or group of related contracts that requires any member of the Company Group to use any supplier or third party for all or any material portion of such member of the Company Group’s requirements or needs or requires such member of the Company Group to provide a third party “most favored nation” or similar protective pricing terms or any other pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of any member of the Company Group;
(xiii)    any contract or group of related contracts relating to the acquisition or disposition of any business, real property or other material assets of any Person (or any division thereof) (other than, for clarity, contracts for capital expenditures);
(xiv)    any License-In or License-Out;
(xv)    any contract granting any Person a Lien on all or any material portion of the assets of any member of the Company Group, other than Permitted Liens and Liens which will be released at Closing;

49

(xvi)    any contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which any member of the Company Group would be required after the date of this Agreement to pay consideration in excess of $250,000;
(xvii)    any contract that is or contains any power of attorney, other than customary limited powers of attorney granted in connection with Tax matters; and
(xviii)    any Related Party Agreement.
(b)    Except as disclosed on the attached “Contracts Schedule”: (i) no member of the Company Group or, to the Knowledge of the Company, any other party thereto has defaulted under or breached in any material respect any contract set forth on, or required to be set forth on, the attached “Contracts Schedule” or canceled any such contract (other than any default or breach that has been duly cured prior to the date hereof); (ii) no member of the Company Group is in receipt of any unresolved written claim of material default under or breach of any such contract; (iii) no action has been taken by any member of the Company Group nor, to the Company’s Knowledge, has any event occurred that, with notice or lapse of time or both, would reasonably be expected to constitute an event of default under or breach of any such contract; (iv) each contract listed on the attached “Contracts Schedule” is in full force and effect and is a valid, binding agreement of one or more members of the Company Group, enforceable against each member of the Company Group party thereto and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforceability may be limited by (A) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (B) applicable equitable principles (whether considered in a proceeding at law or in equity); and (v) a true and complete copy of each such contract (and all amendments or other modifications thereto) has been made available to Purchaser.
(c)    Except as disclosed on the attached “Customers and Suppliers Schedule,” since January 1, 2016, no party to any of the contracts referenced in Section 5.10(a)(i) or Section 5.10(a)(ii) has terminated or materially modified in any adverse respect or delivered written notice to, or to the Knowledge of the Company, otherwise informed any member of the Company Group of any intention to terminate or alter in a manner materially adverse to any member of the Company Group (including by decreasing in any material respect the volumes or dollar amounts of products ordered or purchased from the Company Group) its relationship with any member of the Company Group. The attached “Customers and Suppliers Schedule” sets forth a true and complete list of the top ten (10) customers of the Company Group based on customer revenue and top five (5) suppliers to the Company Group based on the dollar amount of purchases, in each case, for the periods January 1, 2015 through December 31, 2015 and January 1, 2016 through September 30, 2016.
(d)    There is no planned restructuring or similar non-recurring transaction with respect to any member of the Company Group that involves any material expenditure by or other cost incurred or accrued by any member of the Company Group.

50

5.11    Proprietary Rights.
(a)    The attached “Proprietary Rights Schedule” contains a complete and accurate list, as of the date hereof, of all (i) registered Proprietary Rights and pending applications owned by any member of the Company Group (“Registered Proprietary Rights”); (ii) licenses granted by any member of the Company Group to any third party with respect to any Proprietary Rights (other than as part of customer or end user relationships) (each, a “License-Out”); and (iii) licenses granted by any third party to any member of the Company Group with respect to any Proprietary Rights (other than any license of off-the-shelf or similar generally available software) (each, a “License-In”). All Registered Proprietary Rights are valid and enforceable.
(b)    Except as indicated on the attached “Proprietary Rights Schedule,” one or more members of the Company Group owns all right, title and interest in and to the Registered Proprietary Rights, free and clear of all Liens other than Permitted Liens and all Registered Proprietary Rights are currently in full compliance with all formal legal requirements of any jurisdiction in which they are issued or pending.
(c)    No member of the Company Group has received any written claims within the past three (3) years alleging that the operation of the Business as presently conducted or that the use of its Proprietary Rights infringes, misappropriates or otherwise violates or has infringed, misappropriated or otherwise violated the Proprietary Rights of any third party, and, except as indicated on the attached “Proprietary Rights Schedule,” none of the Registered Proprietary Rights is currently subject to any challenge or objection in any jurisdiction.
(d)    To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Registered Proprietary Rights, and, except as indicated on the attached “Proprietary Rights Schedule,” to the Knowledge of the Company, no third party has used any trademarks or service marks in any manner that is likely to cause confusion with or dilution of the trademarks and service marks used in the operation of the Business.
(e)    Except as indicated on the attached “Proprietary Rights Schedule,” all current employees, consultants and contractors and, during the three (3) year period prior to the date hereof, former employees, consultants and contractors of each member of the Company Group who were creators, authors or inventors of any material Registered Proprietary Rights have (i) executed written instruments that assign to, or (ii) by operation of Applicable Law have assigned to, the applicable member of the Company Group all rights, title and interest in and to any and all (A) inventions, improvements, ideas, discoveries, writings, works of authorship, and any other material intellectual property solely for and relating to the Business, and developed for the Business by the assignor in the course of assignor’s employment or work for hire, as applicable, and (B)  Proprietary Rights relating thereto.
(f)    Each member of the Company Group, has taken commercially reasonable security measures to protect the confidentiality of all Trade Secrets in the Proprietary Rights, including requiring each current employee, consultant and contractor and, during the three (3) year period prior to the date hereof, each former employee, consultant and contractor, in each case, who

51

was a creator, author or inventor of any material Proprietary Rights or otherwise had access to any such Trade Secrets to execute a confidentiality agreement, copies or forms of which have been provided to Purchaser, and, to the Company’s Knowledge, there has not been any breach by any party of such security measures or confidentiality agreements that would constitute a Material Adverse Effect.
(g)    Except as indicated on the attached “Proprietary Rights Schedule,” to the Company’s Knowledge, in connection with the collection and/or use of any personally identifiable information (“Personal Data”), there has been no material violation during the three (3)-year period ending on the date of this Agreement by any member of the Company Group, of any Applicable Law in relevant jurisdictions relating to the collection, storage, use and onward transfer of all Personal Data collected by such member of the Company Group, or by third parties having authorized access to the databases or other records of such member of the Company Group (the “Privacy Requirements”). Each member of the Company Group has commercially reasonable security measures in place to protect all Personal Data under its control and/or in its possession and to protect such Personal Data from unauthorized access by any third parties. To the Knowledge of the Company, the hardware, software, encryption, systems, policies and procedures of each member of the Company Group are reasonably sufficient to protect the privacy, security and confidentiality of all Personal Data in accordance with the Privacy Requirements. To the Company’s Knowledge, no member of the Company Group has suffered any breach in security during the last three (3) years that has resulted in the unauthorized access of Personal Data under the control or possession of any member of the Company Group.
5.12    Governmental Licenses and Permits. The attached “Governmental Licenses Schedule” contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business as of the date hereof, together with the name of the Governmental Authority issuing such Governmental License. Except as indicated on the attached “Governmental Licenses Schedule,” (a) one or more members of the Company Group owns or possesses all right, title and interest in and to each such Governmental License, (b) each such Governmental License is valid and in full force and effect, (c) no member of the Company Group is in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any such Governmental License and (d) no such Governmental License will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. Each member of the Company Group is in material compliance with the terms and conditions of such Governmental Licenses and since January 1, 2014, has not received any written notice that it is in violation of, and there are no Actions pending to revoke or withdraw, any of such Governmental Licenses.
5.13    Litigation; Proceedings. Except as set forth in the attached “Litigation Schedule,” (a) there are no, and since January 1, 2014 there have been no, Actions pending or, to the Company’s Knowledge, threatened against any member of the Company Group, or any of their respective assets or the Business and (b) no member of the Company Group is subject to, and since January 1, 2014 no member of the Company Group has been subject to, any judgment, order or decree of any Governmental Authority.

52

5.14    Compliance with Laws. Except as set forth in the attached “Compliance Schedule,” each member of the Company Group is and, since January 1, 2014, has been in compliance in all material respects with, and no member of the Company Group has violated in any material respect, any Applicable Law, rule or regulation of any Governmental Authority, including economic sanctions Laws administered by the U.S. Department of Treasury, Office of Foreign Assets Control, U.S. export and import control Laws, and the U.S. Foreign Corrupt Practices Act of 1977, as amended. No notice, claim, charge, complaint, action, suit, proceeding, investigation or hearing has been received by, filed, or commenced in writing against any member of the Company Group or, to the Knowledge of the Company, threatened against any member of the Company Group alleging a violation of or liability or potential responsibility under any such Applicable Law, rule or regulation which has not heretofore been duly cured and for which there is no remaining liability. Each member of the Company Group is and, since January 1, 2014, has been in compliance in all material respects with all orders, decrees or judgments promulgated or issued by any Governmental Authority.
5.15    Environmental Matters. Except as set forth in the attached “Environmental Matters Schedule,” (a) each member of the Company Group is and, since January 1, 2014, has been in compliance in all material respects with all applicable Environmental Laws, except where the failure to comply would not have a Material Adverse Effect; (b) each member of the Company Group is and, since January 1, 2014, has been in compliance in all material respects with all Governmental Licenses required under applicable Environmental Laws for its operations as currently conducted, except where the failure to comply would not have a Material Adverse Effect; (c) no member of the Company Group has, since January 1, 2014, received any written notice regarding any violation of, or any liability under, any Environmental Law with respect to the operations, properties or facilities of the Company Group, the subject of which is unresolved and would have a Material Adverse Effect; (d) no member of the Company Group has Released any Hazardous Substance at the Owned Real Property or Leased Real Property either in violation of any Environmental Laws or in a manner which currently requires investigation, corrective action or remediation by any member of the Company Group pursuant to Environmental Laws which Release, violation, investigation, corrective action or remediation would have a Material Adverse Effect; (e) to the Company’s Knowledge, there are no Hazardous Substances at any property formerly owned, operated or leased by any member of the Company Group, or any predecessor, for which any member of the Company Group would reasonably expected to have any liability under any Environmental Laws, except where such liability would not have a Material Adverse Effect; and (f) the Company has provided Purchaser with all material and non-privileged documents related to compliance with, or liability under, Environmental Laws, including all investigations or assessments of environmental conditions at any current or formerly owned, leased or operated property, to the extent such documents are in the Company’s possession.
5.16    Employees.
(a)    Except as set forth on the attached “Employees Schedule”: no member of the Company Group is or has been party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other agreement with any labor organization, works council, or similar employee representative body. Except as set forth on the

53

attached “Employees Schedule,” to the Company’s Knowledge, there has not been any union organizational campaign, petition or other activity seeking recognition of a collective bargaining unit relating to the Company Group or any Service Provider. There are no, and since January 1, 2014, there have not been any, labor strikes, slowdowns, stoppages, picketing, interruptions of work or lockouts pending or, to the Company’s Knowledge, threatened against the Company Group before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving the Company Group or any Service Providers. The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.
(b)    The Company Group is, and has been since January 1, 2014, in compliance in all material respects with all Applicable Laws with respect to labor relations, employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes. All individuals characterized and treated by any member of the Company Group as independent contractors or consultants are properly treated as independent contractors under all Applicable Laws.
(c)    Each member of the Company Group is, and has been since January 1, 2014, in compliance in all material respects with the WARN Act and has no liabilities or other obligations thereunder. No member of the Company Group has taken any action that would reasonably be expected to cause Purchaser or any of its Affiliates to have any material liability or other obligation following the Closing Date under the WARN Act.
5.17    Employee Benefit Plans.
(a)    The attached “Employee Benefits Schedule” contains a correct and complete list identifying each Employee Plan and specifies whether such plan is a US Plan or an International Plan. For each such Employee Plan, the Company has made available to Purchaser a copy of such plan (or a description, if such plan is not written) and all amendments thereto and, as applicable, (i) all trust agreements, insurance contracts or other funding arrangements and amendments thereto, (ii) the current summary plan description (including summaries of material modifications), (iii) the most recent favorable determination or opinion letter from the IRS, (iv) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (v) the most recently prepared actuarial report and financial statements, (vi) copies of material notices, letters or other correspondence from any Governmental Authority relating to an Employee Plan dated within the past twenty-four (24) months, together with any material compliance statements, requests for voluntary correction or audit notifications with respect to an Employee Plan regardless of when issued and (vii) if such plan is an International Plan, documents that are substantially comparable (taking into account differences in Applicable Law and practices) to the documents required to be provided in clauses (i) through (vi).

54

(b)    With respect to any Employee Plan covered by Subtitle B, Part 4 of Title I or ERISA or Section 4975 of the Code, no non-exempt prohibited transaction has occurred that has caused or would reasonably be expected to cause the Company Group to incur any material liability under ERISA or the Code. Except as provided on the attached “Employee Benefits Schedule,” no member of the Company Group sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has any direct or indirect liability with respect to (including on account of any ERISA Affiliate), any plan that is (i) subject to Title IV of ERISA or Section 412 of the Code or (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA). With respect to any Employee Plan that is subject to Title IV of ERISA and except as provided on the attached “Employee Benefits Schedule”, (A) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any Lien arising under Section 302 of ERISA or Section 412(a) of the Code, and (B) no reportable event within the meaning of Section 4043 of ERISA has occurred during the past twenty-four (24) months for which notice to the Pension Benefit Guaranty Corporation was not waived under applicable regulations.
(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified to the Company’s Knowledge and has received a current favorable determination letter or prototype opinion letter on which it is permitted to rely, or has pending or has time remaining in which to file, an application for such determination from the IRS, and no circumstances exist that would reasonably be expected to result in any such determination or opinion letter being revoked. Each Employee Plan has been maintained in compliance in all material respects with its terms and with the requirements of Applicable Law, including ERISA and the Code. If required by Applicable Law to be funded or book-reserved, each US Plan has been funded or book-reserved in all material respects in accordance with such Applicable Law and based on reasonable actuarial assumptions and accounting principles. No events have occurred with respect to any Employee Plan that would result in payment or assessment by or against any member of the Company Group of any material excise taxes under ERISA, the Code or other Applicable Law. Each International Plan (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required under Applicable Law, to any extent, to be funded, book-reserved or secured by an insurance policy, is so funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles.
(d)    There is no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) pending against or involving, or, to the Company’s Knowledge, threatened against or involving any Employee Plan before any arbitrator or any Governmental Authority, including the IRS or the Department of Labor.
(e)    Except as provided in the attached “Employee Benefits Schedule,” neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, alone or in conjunction with any other event, (i) entitle any current or former Service Provider to any compensatory payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, or (ii) enhance any benefits or accelerate the time or payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation

55

under, any Employee Plan or otherwise. Except as set forth in the attached “Employee Benefits Schedule” or with respect to any contract, plan, or arrangement entered into by Purchaser with any Service Provider, there is no contract, plan or arrangement covering any current or former Service Provider that, individually or collectively, could give rise to the payment of any amount that would not be deductible due to the application of Section 280G of the Code in connection with the transactions contemplated by this Agreement. No member of the Company Group has any agreements to gross-up any Service Provider for any excise taxes due under Sections 409A, 280G, or 4999 of the Code.
(f)    No member of the Company Group has any current, projected or contingent liability for, and no Employee Plan provides or promises, any post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self- insured) to any current or former Service Provider (other than coverage mandated by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA)).
5.18    Tax Matters.    Except as set forth on the attached “Taxes Schedule”:
(a)    Each member of the Company Group has timely filed all material Tax Returns required to be filed by it, all such Tax Returns are true and accurate in all material respects and all Taxes due and owing by each member of the Company Group (whether or not shown on any Tax Return) have been paid. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any member of the Company Group. Each member of the Company Group has withheld and timely paid over to the relevant taxing authority all Taxes required to be so withheld and paid over in connection with amounts paid or owing to any Person;
(b)    The Company Group has made available to Purchaser copies of all federal income and other material Tax Returns filed with respect to the Company Group for taxable periods ending on or after December 31, 2013, October 24, 2014, January 3, 2015, and January 1, 2016, has indicated those Tax Returns that have been audited, and has indicated those Tax Returns that currently are the subject of an audit. The Company Group has made available to Purchaser all examination reports, and statements of deficiencies assessed against or agreed to by any member of the Company Group with respect to such taxable periods;
(c)    No member of the Company Group has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;
(d)    No member of the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;
(e)    There is no action, suit, taxing authority proceeding or audit now in progress or, to the Company’s Knowledge, pending against or threatened in writing with respect to the Company Group with respect to any Tax;

56

(f)    No written claim has been made within the last three (3) years by an authority in a jurisdiction in which a member of the Company Group does not file Tax Returns that such member is or may be subject to taxation by that jurisdiction;
(g)    No member of the Company Group (i) has been a member of an Affiliated Group (other than a group of which a member of the Company Group is or was the parent), or (ii) has any liability for the Taxes of any Person (other than members of the Company Group) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as transferee or successor, by contract or otherwise;
(h)    No member of the Company Group is a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, except to the extent such agreement was entered into in the ordinary course of business and not primarily related to Taxes.;
(i)    No member of the Company Group is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, or has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(6)(2);
(j)    No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; (iv) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (v) any prepaid amount received prior to the Closing, (vi) an installment sale or an open transaction disposition which occurred prior to the Closing Date or (vii) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law);
(k)    Within the past three (3) years, no member of the Company Group has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code; and
(l)    The Company Group’s liability for unpaid Taxes, whether to any Governmental Authority or to another Person (such as under a Tax sharing agreement), (i) did not, as of the Latest Balance Sheet Date, exceed the reserve for Tax liability (excluding reserves for deferred Tax assets or deferred Tax liabilities) set forth on the face of the Latest Balance Sheet and (ii) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.
5.19    Brokerage. Except as disclosed on the attached “Brokerage Schedule,” no Person is entitled to any brokerage commissions, finder’s fees or similar compensation in connection

57

with the transactions contemplated by this Agreement based on any arrangement or agreement made by any member of the Company Group.
5.20    Insurance Coverage. The “Insurance Schedule” attached hereto sets forth a true and correct list of all insurance policies currently covering the assets, business, operations, employees, officers or directors of the Company Group (including the name of the insurer, the policy type, the policy number, and the policy period), and the Company has provided copies of all such insurance policies to Purchaser. There is no claim by any member of the Company Group pending under any of such policies for which any member of the Company Group has received written notice that coverage therefor has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies have been timely paid and the members of the Company Group have otherwise complied in all material respects with the terms and conditions of all such policies, and no member of the Company Group is in breach of or default under any such policy. Such policies are in full force and effect. There is no pending or, to the Company’s Knowledge, threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies.
5.21    Products. Each of the products produced, manufactured, leased, delivered or sold by any member of the Company Group is, and at all times up to and including the sale thereof has been, produced, manufactured, leased, delivered or sold, as applicable, in compliance in all material respects with all Applicable Laws, all applicable contractual commitments, all applicable industry association and other certified standards, and all applicable warranties. There have been no and, to the Knowledge of the Company there are no threatened, product recalls or market withdrawals relating to any product produced, manufactured, leased, delivered or sold by any member of the Company Group at any time since January 1, 2014. No product produced, manufactured, leased, delivered or sold by any member of the Company Group is subject to any guaranty, warranty or other indemnity beyond the applicable Company Group member’s standard terms and conditions of sale or license, copies of which have been provided to Purchaser.
5.22    Inventory. The inventories of each member of the Company Group reflected on the Latest Balance Sheet or acquired after the date of the Latest Balance Sheet in the ordinary course of business are of a quality and quantity useable and saleable in the ordinary course of business consistent with past practice, subject to allowances, if any, reflected on the Latest Balance Sheet for obsolete, excess, LIFO (last in first out) slow-moving, lower of cost or market and other irregular items in accordance with the Accounting Principles (as such allowances would be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group with respect to such later acquired inventories).
5.23    Accounts Receivable. The accounts receivable of the Company Group set forth on the Latest Balance Sheet and arising subsequent to the date of the Latest Balance Sheet represent sales made by the Company Group in the ordinary course of business consistent with past practice pursuant to bona fide transactions involving goods delivered or services rendered by the Company Group. The accounts receivable, and reserves and allowances with respect thereto, reflected on the Latest Balance Sheet (as such reserves and allowances would be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the

58

Company Group with respect to such later arising accounts receivable) are stated thereon in accordance with the Accounting Principles, consistently applied with the Company Group’s historical accounting practices. To the Company’s Knowledge, no material amounts due, or to become due, in respect of such accounts receivable on the Latest Balance Sheet or arising after the date of the Latest Balance Sheet in the ordinary course of business are in dispute and there are no material setoffs or counterclaims asserted with respect thereto, except to the extent sufficient provision has been made therefor in the Latest Balance Sheet (as such provision would be adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group with respect to such later arising accounts receivables).
5.24    FDA/FTC Regulatory Compliance.
(a)    Except as disclosed in subsection (a) of the attached “FDA/FTC Regulatory Compliance Schedule,” to the Company’s Knowledge, none of the Top Suppliers has, since January 1, 2014, been issued a FDA Form 483 or received a warning letter from, or has otherwise been cited by, the FDA or any other Governmental Authority. Except as disclosed in subsection (a) of the attached “FDA/FTC Regulatory Compliance Schedule,” none of the Top Suppliers has, since January 1, 2014, failed to fulfill in any material respects its supply obligations with respect to the Business in a timely and complete manner, whether due to an event of force majeure or otherwise.
(b)    Except as disclosed in subsection (b) of the attached “FDA/FTC Regulatory Compliance Schedule,” since January 1, 2014, each member of the Company Group has complied in all material respects with all applicable provisions of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time (the “FD&C Act”), and all applicable regulations promulgated thereunder by the FDA (collectively, “FDA Laws and Regulations”), and analogous provisions of foreign Law governing the regulation of the Company Group’s current and/or proposed products.
(c)    Except as disclosed in subsection (c) of the attached “FDA/FTC Regulatory Compliance Schedule,” since January 1, 2014, to the Company’s Knowledge, no member of the Company Group has received any written notice or communication from the FDA or FTC alleging noncompliance with any applicable FDA Laws and Regulations or the FTC Act, or any written notice from any other Governmental Authority with respect to analogous provisions of foreign Law governing the regulation of the Company Group’s products. Except as disclosed in subsection (c) of the attached “FDA/FTC Regulatory Compliance Schedule,” since January 1, 2014, the Company Group has not received written (or, to the Company’s Knowledge, any other) notice of any civil, criminal or administrative action, suit, claim, complaint, hearing, demand letter, warning letter, untitled letter, proceeding, inspection, finding, recall, investigation, penalty assessment, audit or other compliance or enforcement, regulatory or administrative proceedings by the FDA, and no review or investigation has, to the Company’s Knowledge, been threatened, against any member of the Company Group for failure to comply with any FDA Laws and Regulations or analogous provision of foreign Law governing the regulation of the Company Group’s products. No member of the Company Group, or any officer, director or managing employee of any member of the Company Group, has (i) been convicted of any crime or (ii) has engaged in any conduct, in each

59

case for which debarment is mandated or expressly permitted by 21 U.S.C. § 335a or the regulations issued in respect thereof.
(d)    Since January 1, 2014, each member of the Company Group has obtained all necessary FDA Applications for its business activities during such period, including the commercial distribution of any products that are regulated by the FDA, except to the extent any failure to obtain any such FDA Application would not be material to any member of the Company Group.
(e)    Except as disclosed in subsection (e) of the attached “FDA/FTC Regulatory Compliance Schedule,” since January 1, 2014, each member of the Company Group has timely filed all required FDA Registrations.
(f)    Set forth in subsection (f) of the attached “FDA/FTC Regulatory Compliance Schedule” is a true, correct and complete list, as of the date hereof, of: (i) the name of each product sold by any member of the Company Group; and (ii) the current manufacturer(s) of each product.
(g)    Since January 1, 2014, except as disclosed in subsection (g) of the attached “FDA/FTC Regulatory Compliance Schedule,” the Drug products and Dietary Supplements distributed by the Company have been in compliance in all material respects with the Current Good Manufacturing Practice Regulations set forth in 21 C.F.R. Parts 111, 210, & 211, as applicable.
(h)    Except as disclosed in subsection (h) of the attached “FDA/FTC Regulatory Compliance Schedule,” each member of the Company Group and, to the Company’s Knowledge, such member’s contract manufacturers of Drug products, are in compliance in all material respects with the written procedures, record-keeping, complaint handling and investigation, and FDA reporting requirements for Post-Market Adverse Drug Experience Investigation and Reporting, set forth in 21 C.F.R. Part 314.80, other Post- Marketing Reporting Requirements, set forth in 21 C.F.R. Part 314.81. The Company has made available to Purchaser copies of all Adverse Event Reports and Serious Adverse Event Reports prepared since January 1, 2014, in the possession, custody or control of any member of the Company Group and in respect of the use of products developed, manufactured, marketed, sold and/or distributed by any member of the Company Group.
(i)    Except as disclosed in subsection (i) of the attached “FDA/FTC Regulatory Compliance Schedule,” each product intended for use as a Drug and not subject to an approved New Drug Application or Abbreviated New Drug Application has, since January 1, 2014, been labeled, promoted, and advertised in compliance in all material respects with all applicable rules and regulations pertaining to Over the Counter Human Drugs Which Are Generally Recognized as Safe and Effective, including 21 C.F.R. Part 330, and, as applicable, FDA standards governing Tentative Final Monograph products.
(j)    Except as disclosed in subsection (j) of the attached “FDA/FTC Regulatory Compliance Schedule,” since January 1, 2014, to the Company’s Knowledge, no member of the Company Group has received any written requests from the FDA or any other applicable Governmental Authority requesting that any member of the Company Group cease to investigate,

60

test, manufacture, transport, promote, market, advertise, import, export, distribute or sell any products of any member of the Company Group.
(k)    Since January 1, 2014, the Company Group has been in material compliance with all applicable Laws governing product promotion and advertising, including Section 5 of the FTC Act.
5.25    Indebtedness. Except as set forth on “Indebtedness Schedule”, no member of the Company Group has any Indebtedness.
5.26    Disclaimer. Except as expressly set forth in this Agreement, none of the Company Unitholders or any member of the Company Group makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality or the foregoing, (a) none of the Company Unitholders or any member of the Company Group shall be deemed to make to Purchaser any representation or warranty other than as expressly made by such Person in this Agreement and (b) none of the Company Unitholders or any member of the Company Group makes any representation or warranty to Purchaser with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Purchaser or its counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company Group or any member thereof, or (ii) except as expressly covered by a representation and warranty contained in this Agreement, any other information or documents (financial or otherwise) made available to Purchaser or its counsel, accountants or advisors with respect to any Company Unitholder or any member of the Company Group. Nothing in this Section 5.26 shall prohibit, restrict or otherwise limit any Action by Purchaser or Merger Sub hereunder in respect of actual and intentional fraud in the making of any of the representations and warranties in this Article 5.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
As an inducement to the Company to enter into this Agreement, Purchaser and Merger Sub represent and warrant, as of the date hereof and as of the Closing Date, as follows:
6.1    Organization and Power; Ownership of Merger Sub; No Prior Activities. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser and Merger Sub have all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their respective obligations hereunder and thereunder. Purchaser owns 100% of the issued and outstanding equity interests of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or

61

entered into any agreements or arrangements with any Person (other than its Organizational Documents).
6.2    Authorization. The execution, delivery and performance by Purchaser and Merger Sub of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate or limited liability company, as applicable, action and no other act or proceeding on the part of Purchaser or Merger Sub, or their respective board of directors or managers, as applicable (or equivalent governing body), or equityholders or members, as applicable, is necessary to authorize the execution, delivery or performance by Purchaser or Merger Sub of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Each of Purchaser and Merger Sub has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement and the other agreements contemplated hereby to which it is a party, to perform is obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Purchaser and Merger Sub and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Purchaser and Merger Sub will each constitute, a valid and binding obligation of Purchaser and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable insolvency, bankruptcy, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (b) applicable equitable principles (whether considered in a proceeding at law or in equity).
6.3    No Violation. Except as set forth on the attached “Violations Schedule,” the execution, delivery and performance by Purchaser and Merger Sub of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) conflict with, violate or constitute a default under the Organizational Documents of Purchaser or Merger Sub, (b) assuming compliance with applicable Antitrust Law, violate any Applicable Law, (c) conflict with, violate, result in any breach of, constitute a default under, result in the termination, acceleration or modification of, create in any party the right to accelerate, terminate, modify or cancel, or require any consent, notice or payment under any provision of any material agreement or instrument binding upon Purchaser or Merger Sub or (d) conflict with or violate or require any authorization, consent, approval, exemption or notice to any Governmental Authority under the provisions of any Law (except for the filing and recordation of the Certificate of Merger as required by the DGCL and any such actions required by the HSR Act or any other Antitrust Law), with such exceptions in the case of clauses (b) and (d), as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s or Merger Sub’s ability to consummate the transactions contemplated hereby.
6.4    Litigation. There are no Actions pending or, to Purchaser’s Knowledge, threatened against or affecting Purchaser or Merger Sub, at law or in equity, or before or by any Governmental Authority, which would have a material adverse effect on Purchaser’s or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

62

6.5    Investment Intent; Restricted Securities. Purchaser is acquiring the Company Units solely for Purchaser’s own account, for investment purposes only, and not with a present view to, or with any present intention of, reselling or otherwise distributing the Company Units or dividing its participation herein with others. Purchaser understands and acknowledges that (a) none of the Company Units has been registered or qualified under the Securities Act, or under any securities Laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Units constitute “restricted securities” as defined in Rule 144 under the Securities Act; (c) none of the Company Units are traded or tradable on any securities exchange or over‑the‑counter; and (d) none of the Company Units may be sold, transferred or otherwise disposed of unless a registration statement under the Securities Act with respect to such Company Units and qualification in accordance with any applicable state securities Laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not transfer or otherwise dispose any of the Company Units acquired hereunder or any interest therein in any manner that may cause any Company Unitholder to be in violation of the Securities Act or any applicable state securities Laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act.
6.6    Brokerage. No Person is entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser or Merger Sub, except as set forth on the attached “Purchaser Brokerage Schedule.”
6.7    Financing. Purchaser has provided to the Company true, correct and complete copies of the fully executed commitment letter, dated as of the date hereof, among Purchaser’s indirect parent, Prestige Brands Holdings, Inc., and the Debt Financing Sources party thereto, including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (collectively, the “Debt Commitment Letter”) pursuant to which the Debt Financing Sources party thereto have agreed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide debt financing to Purchaser in connection with the consummation of the transactions contemplated hereby in an aggregate amount not to exceed the amount set forth in the Debt Commitment Letter, and the related fee letter (the “Fee Letter”) (provided, that provisions in the Fee Letter related to fees, pricing, economic “flex” terms, thresholds, caps and other items not affecting conditionality, availability or the amount of the Financing that would otherwise be available to Purchaser and Merger Sub have been redacted) from the Debt Financing Sources. As of the date of this Agreement, the Debt Commitment Letter and the Fee Letter have not been amended or modified, except as permitted pursuant to Section 4.9, no such amendment or modification to the Debt Commitment Letter or the Fee Letter is contemplated, the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect, and the Purchaser has not entered into any side letters or other agreements or arrangements related to the Financing, other than as set forth in the Debt Commitment Letter and the related Fee Letter, (a) which would impose conditions or other contingencies to or could affect the availability or funding of the full amount of the Financing or (b) prohibiting or seeking to prohibit any Person from providing or seeking to provide financing to any Person in connection with a transaction relating to the Company. The obligations of the parties identified in the Debt

63

Commitment Letter to make the full amount of the Financing available to Purchaser and Merger Sub on the terms and conditions specified therein are not subject to any conditions precedent or other contingencies other than as set forth therein and, as of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is the legal, valid, binding and enforceable obligations of Purchaser and Merger Sub and, to the knowledge of the Purchaser, each of the other parties thereto. Each of Purchaser and Merger Sub has fully paid any and all commitment fees or other fees that are required to be paid pursuant to the terms of the Debt Commitment Letter and the Fee Letter on or prior to the date of this Agreement. As of the date of this Agreement, neither Purchaser nor Merger Sub has reason to believe that it will be unable to satisfy any term or condition to be satisfied by it as a condition to the availability of the Financing contained in the Debt Commitment Letter (and the payment of all associated costs and expenses) or that the Financing will not be made available to Purchaser or Merger Sub at the Closing, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or failure to satisfy a condition on the part of Purchaser or Merger Sub (or to the Purchaser’s knowledge, any other party thereto) under the Debt Commitment Letter or would otherwise be reasonably likely to result in any portion of the Financing contemplated thereby to be unavailable, other than any such default, breach or failure that has been irrevocably waived by the parties providing the Financing or otherwise cured in a timely manner by Purchaser or Merger Sub to the satisfaction of such parties providing the Financing. Purchaser and Merger Sub will have on the Closing Date sufficient unrestricted cash on hand and available financing arrangements to pay all amounts required to be paid by Purchaser and Merger Sub at the Closing pursuant to the terms of this Agreement, and to pay all of its related fees and expenses. Neither Purchaser nor Merger Sub has reason to believe that such available cash shall not be available or that the debt shall not be funded, and neither Purchaser nor Merger Sub has made any misrepresentation in connection with obtaining such debt financing commitments. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s or Merger Sub’s obligation to consummate the transactions contemplated hereunder.
6.8    Solvency. Assuming (a) that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects as of the Closing, (b) each member of the Company Group has complied with all pre-Closing covenants and agreements herein and (c) the financial condition of each member of the Company Group has not changed in any material respect since the date of the Latest Balance Sheet, immediately after the Closing, after giving effect to all of the transactions contemplated by this Agreement, each member of the Company Group will be Solvent. For purposes of this Section 6.8, “Solvent” means that, with respect to any Person and as of any date of determination, (i) the amount of the “present fair saleable value” of the assets of such Person, will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise,” as of such date, as such quoted terms are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liabilities of such Person on its indebtedness as its indebtedness becomes absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such Person will be able to pay its indebtedness as it matures. For purposes of the foregoing definition only,

64

“indebtedness” means a liability in connection with another Person’s (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to any equitable remedy for breach of performance if such breach gives rise to a right of payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.
6.9    Disclaimer. Except as expressly set forth in this Agreement, neither Purchaser nor Merger Sub makes any representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed. Without limiting the generality or the foregoing, neither Purchaser nor Merger Sub shall be deemed to make to any Company Unitholder or any member of the Company Group any representation or warranty other than as expressly made by such Person in this Agreement. Nothing in this Section 6.9 shall prohibit, restrict or otherwise limit any Action by a Company Unitholder hereunder in respect of actual and intentional fraud in the making of any of the representations and warranties in this Article 6.
ARTICLE 7

TERMINATION
7.1    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by mutual written consent of Purchaser and Merger Sub, on the one hand, and the Sellers’ Representative, on behalf of the Company, on the other hand;
(b)    by Purchaser and Merger Sub providing written notice to the Sellers’ Representative if there has been a breach of the representations and warranties or covenants and agreements by the Company set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.2(a), 3.2(b) or 3.2(b) to be satisfied (but not waived) (so long as Purchaser and Merger Sub have provided the Sellers’ Representative with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) one (1) day prior to the Termination Date);
(c)    by the Sellers’ Representative, on behalf of the Company, providing written notice to Purchaser and Merger Sub if there has been a breach of the representations and warranties or covenants and agreements by Purchaser or Merger Sub set forth in this Agreement, which would result in the failure of the conditions set forth in Sections 3.1(a) or 3.1(b) to be satisfied (but not waived) (so long as the Sellers’ Representative has provided Purchaser and Merger Sub with written notice of such breach and the breach has continued without cure until the earliest to occur of (i) ten (10) days following the date of such notice of breach and (ii) one (1) day prior to the Termination Date);
(d)    by either Purchaser and Merger Sub, on the one hand, or the Sellers’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby

65

have not been consummated by June 20, 2017 (the “Termination Date”); provided, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if (i) that party’s breach of this Agreement has been the primary cause of the consummation of the transactions contemplated hereby not occurring at or prior to such time; or (ii) that party has failed to satisfy any condition set forth in Article 3 that such party was required to satisfy at or prior to such time; or
(e)    by Purchaser if the Written Consent has not been obtained and a copy thereof has not been delivered to Purchaser on or before the date that is one (1) Business Day after the date hereof.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any party hereto (other than this Section 7.2, the second sentence of Section 8.2 (Press Releases and Announcements; Confidentiality), Section 8.3 (Expenses), and Article 10, each of which shall survive any such termination), except for intentional or willful breaches of this Agreement prior to the time of such termination.
ARTICLE 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING
8.1    Mutual Assistance. Subject to the requirements of Section 4.5 (which, in the event of a conflict with the provisions of this Section 8.1, shall govern and control), each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. Subsequent to the Closing, each of the parties hereto, at the cost and expense of the requesting party, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if reasonably required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.
8.2    Press Release and Announcements; Confidentiality. Unless required by Applicable Law, including the rules or regulations of any United States or foreign securities exchange (in which case each of Purchaser and the Sellers’ Representative shall, to the fullest extent permitted by law, consult with the other party prior to any such disclosure as to the form and content of such disclosure), from and after the date hereof, through and including the Closing, no press releases, announcements to the employees, customers or suppliers of the Business or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the written consent of both Purchaser and the Sellers’ Representative; provided, that Purchaser may disclose the terms hereof to its Affiliates and its and their respective employees, accountants, advisors and other Representatives as necessary in connection with Purchaser’s evaluation, investigation and review of the Business and each member of the Company Group (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Following the Closing, the parties hereto agree to keep the terms of this Agreement

66

confidential, except to the extent required by Applicable Law (including the rules or regulations of any United States or foreign securities exchange) or for financial reporting purposes and except that the parties may disclose such terms to their respective Affiliates, limited partners, and their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential). Purchaser acknowledges that following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between the Company and Prestige Brands Holdings, Inc., dated as of September 1, 2016 (the “Confidentiality Agreement”), shall remain in full force and effect in accordance with its terms; provided, that the Confidentiality Agreement shall terminate and be of no further force or effect upon the consummation of the Closing.
8.3    Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other Representatives and consultants), regardless of whether the transactions contemplated hereby are consummated.
8.4    Further Transfers. Each of the parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other party hereto may reasonably request (at the requesting party’s cost and expense) to effect or consummate the transactions contemplated hereby.
8.5    Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid fifty percent (50%) by Purchaser and fifty percent (50%) by the Sellers’ Representative out of the Sellers’ Representative Expense Fund, and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the Company Unitholders will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.
8.6    Sellers’ Representative.
(a)    Gryphon Partners 3.5, L.P. is hereby constituted and appointed as the Sellers’ Representative. For purposes of this Agreement, the term “Sellers’ Representative” shall mean the representative, true and lawful agent, proxy and attorney in fact of the Company Unitholders for all purposes of this Agreement and the Escrow Agreement, with full power and authority on such Company Unitholder’s behalf (i) to consummate the transactions contemplated herein, (ii) to pay such Company Unitholder’s expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (iii) to receive, give receipt and disburse any funds received hereunder on behalf of or to such Company Unitholder and each

67

other Company Unitholder and to hold back from disbursement any such funds to the extent it reasonably determines may be necessary, (iv) to execute and deliver any certificates representing the Company Units and execution of such further instruments as Purchaser shall reasonably request, (v) to execute and deliver on behalf of such Company Unitholder all documents contemplated herein and any amendment or waiver hereto, (vi) to take all other actions to be taken by or on behalf of such Company Unitholder in connection herewith, (vii) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement, including without limitation, disputes regarding Actual Working Capital, Actual Cash, Actual Indebtedness and/or Actual Sellers’ Transactions Expenses, any adjustment pursuant to Section 2.10 or any indemnification claim under Article 9, (viii) to waive any condition to the obligations of the Company or the Company Unitholders to consummate the transactions contemplated herein, (ix) to give and receive notices on behalf of the Company Unitholders and (x) to do each and every act and exercise any and all rights which such Company Unitholder is, or the Company Unitholders collectively are, permitted or required to do or exercise under this Agreement. The Company Unitholders, by approving the principal terms of the Merger (through the execution of the Written Consent or otherwise) and/or accepting the consideration payable to them hereunder, irrevocably grant unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the Company Unitholders might or could do in person. Each of the Company Unitholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Sellers’ Representative and shall survive the death, incapacity or bankruptcy of any Company Unitholder.
(b)    All decisions, actions, consents and instructions of the Sellers’ Representative shall be final and binding upon all the Company Unitholders and no Company Unitholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Neither the Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Company Unitholder relating to the performance of its duties hereunder except for actions or omissions constituting fraud, bad faith or willful misconduct. The Sellers’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Unitholder, except in respect of amounts actually received on behalf of such Company Unitholder. The Sellers’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.
(c)    The Company Unitholders shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom the Sellers’ Representative may retain to assist in carrying out Sellers’ Representative’s duties hereunder. The Company Unitholders shall reimburse the Sellers’ Representative for all costs and expenses, including professional fees, incurred.
(d)    In the event that the Sellers’ Representative becomes unable to perform the Sellers’ Representative’s responsibilities or resigns from such position, the Company Unitholders holding, prior to the Closing, a majority of the Company Units shall select another representative to fill such vacancy and such substituted representative shall (i) be deemed to be the Sellers’

68

Representative for all purposes of this Agreement and (ii) exercise the rights and powers of, and be entitled to the indemnity, reimbursement and other benefits of, the Sellers’ Representative.
(e)    At the Effective Time, Purchaser shall deliver to the Sellers’ Representative an amount in cash equal to $750,000 (the “Sellers’ Representative Expense Fund”) to be held in trust to cover and reimburse the fees and expenses incurred by the Sellers’ Representative for its obligations in connection with this Agreement and the transactions contemplated herein. Any balance of the Sellers’ Representative Expense Fund not incurred for such purposes shall be returned to the Company Unitholders in accordance with their respective Applicable Percentage.
(f)    It is acknowledged by each of the parties hereto that the Company Group, the Company Unitholders, the Sellers’ Representative (and its Affiliates) and each of their respective directors, managers, members, officers, and employees have retained Kirkland & Ellis LLP (excluding those attorneys and agents thereof who represent Purchaser and Merger Sub with respect to the transactions contemplated hereby, “Sellers’ Counsel”) to act as their counsel in connection with the transactions contemplated hereby and that Sellers’ Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of the Sellers’ Counsel for conflict of interest or any other purposes as a result thereof. Purchaser and the Company hereby agree that, in the event that a dispute arises between Purchaser, the Company, the Company Unitholders or any of their respective Affiliates, directors, managers, members, officers or employees and the Sellers’ Representative or any of its Affiliates, Sellers’ Counsel may represent the Sellers’ Representative or any of its Affiliates in such dispute even though the interests of the Sellers’ Representative or any of its Affiliates may be directly adverse to Purchaser, any member of the Company Group, any Company Unitholder or any of their respective Affiliates, directors, managers, officers or employees and even though Sellers’ Counsel may have represented a member of the Company Group in a matter substantially related to such dispute, and Purchaser, the Company and their respective Affiliates hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation by Sellers’ Counsel and agree not to seek to have Sellers’ Counsel disqualified from representing the Sellers’ Representative or any of its Affiliates in connection with such dispute. Each of Purchaser and the Company further agrees that, as to all pre-Closing communications among Sellers’ Counsel, any member of the Company Group, any Company Unitholder and any of their respective Affiliates, directors, managers, officers or employees to the extent related to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to Sellers’ Representative and its Affiliates, as applicable, and may be controlled by Sellers’ Representative and its Affiliates and shall not pass to or be claimed by Purchaser, the Company Group, any Company Unitholder or any of their respective Affiliates, directors, managers, officers or employees. Purchaser further agrees, on behalf of itself and its Affiliates, that all communications that occurred prior to the Closing in any form or format whatsoever between or among any of Sellers’ Counsel, the Company Group, the Company Unitholders, the Sellers’ Representative (and its Affiliates) and each of their respective directors, officers, employees and other Representatives that relate to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Sellers’ Representative, shall be controlled by the Sellers’ Representative and

69

shall not pass to or be claimed by Purchaser or the Company or their respective Affiliates. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing. To the extent that files in respect of any Privileged Deal Communications constitute property of the client, the privilege and the expectation of client confidence relating thereto shall belong solely to the Sellers’ Representative and its Affiliates, shall be controlled by the Sellers’ Representatives and its Affiliates and shall not pass to or be claimed by Purchaser or the Company or their respective Affiliates.
(g)    Each Company Unitholder (including in each case for purposes of this Section 8.6(g), the Sellers’ Representative) agrees that Purchaser, and following the Closing, the Surviving Company and each other member of the Company Group, shall be entitled to rely on any action authorized by this Section 8.6 or any Letter of Transmittal to be taken by the Sellers’ Representative, on behalf of each Company Unitholder (each, an “Authorized Action”), and that each Authorized Action shall be binding on each Company Unitholder as fully as if such Company Unitholder had taken such Authorized Action. Each Company Unitholder agrees to pay, and to indemnify and hold harmless, each of the Purchaser Indemnified Parties from and against any Losses which they may suffer, sustain or become subject to, as a result of any claim by any Person that an Authorized Action is not binding on, or enforceable against, such Company Unitholder. In addition, each Company Unitholder hereby releases and discharges each of the Purchaser Indemnified Parties and, following the Closing, the Surviving Company and each other member of the Company Group, from and against any Losses arising out of or in connection with the Sellers’ Representative’s failure (other than to the extent arising out of any action taken by or at the written direction of any Purchaser Indemnified Party that is inconsistent with the terms of this Agreement) to distribute any amounts received by the Sellers’ Representative on behalf of the Company Unitholders to the Company Unitholders. Payment of all amounts paid by or on behalf of Purchaser (whether directly or through any escrowed funds of any kind) to the Sellers’ Representative shall constitute payment by Purchaser to each of the Company Unitholders and satisfaction of Purchaser’s obligation to pay such amount hereunder (notwithstanding any withholding (including in the Sellers’ Representative Expense Fund) by the Sellers’ Representative).
8.7    Directors and Officers Insurance.
(a)    From and after the Closing until the sixth (6th) anniversary of the Closing Date, to the extent of coverage actually provided under the D&O Tail Policy, Purchaser shall provide or cause to be provided to any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer, director or manager of any member of the Company Group (each such Person, a “D&O Beneficiary”), officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each, a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of, the fact that such D&O Beneficiary is or was a manager, director or officer of any member of the Company Group at any time prior to the Closing Date or is or was serving at the request of any member of the Company Group as a manager, director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, in each case to the extent

70

that any such D&O Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing, regardless of whether such D&O Claim is asserted or claimed prior to, at or after the Closing Date.
(b)    At or prior to the Closing, Purchaser shall coordinate the purchase of a “tail” policy for the existing D&O Insurance of the Company Group that shall provide for (x) an overall coverage amount not less than the overall coverage amount under the existing D&O Insurance of the Company Group as in effect on the date hereof and (y) coverage for liability under the Securities Act and the Exchange Act in amounts not less than the coverage amounts for such liabilities under the existing D&O Insurance of the Company Group as in effect on the date hereof (the “D&O Tail Policy”). Until the sixth (6th) anniversary of the Closing Date, Purchaser shall cause the Surviving Company (i) not to terminate the D&O Tail Policy, (ii) not to amend or otherwise modify the D&O Tail Policy or take any action that would result in the cancellation, termination, amendment or modification of the D&O Tail Policy and (iii) to continue to honor its obligations under the D&O Tail Policy.
(c)    For a period of six (6) years after the Closing Date, Purchaser shall not, and shall not permit any member of the Company Group (including the Surviving Company) to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in such Person’s Organizational Documents relating to the exculpation or indemnification of, or advancement of expenses to, any officers, directors or managers, it being the intent of the parties hereto that the officers, directors and managers of the Company Group on the date hereof shall continue to be entitled to such exculpation, indemnification and advancement to the full extent of Applicable Law, but subject to any qualifications or limitations provided for under the Organizational Documents of the applicable member of the Company Group as in effect on the date hereof. The provisions of this Section 8.7 are intended to be for the benefit of, and enforceable by, each D&O Beneficiary and such Person’s estate, heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have pursuant to Applicable Law, the Organizational Documents of any member of the Company Group in effect as of the date hereof or any contract in effect as of the date hereof.
8.8    Tax Matters.
(a)    Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company Group which are filed after the Closing Date for any taxable period ending on or prior to the Closing Date and for any Straddle Period. No later than forty-five (45) days prior to filing any such Tax Return, Purchaser shall submit such Tax Return to the Sellers’ Representative for its review, comment, and consent. Purchaser shall make any revisions as are reasonably requested by Sellers’ Representative. The parties hereto agree that any Tax Return of the applicable member of the Company Group that includes the Closing Date shall, to the extent permitted by Applicable Law, reflect, without limitation, any Transaction Tax Deductions.
(b)    Purchaser and its Affiliates (including on or after the Closing Date, the Company Group) shall not file, or cause to be filed, any restatement or amendment of, modification to, or claim for refund relating to, any Tax Return of any member of the Company Group for any taxable period that begins prior to the Closing Date (regardless of whether such taxable period ends

71

prior to the Closing Date) without the prior written consent of the Sellers’ Representative (not to be unreasonably withheld, conditioned or delayed).
(c)    Cooperation; Procedures Relating to Tax Claims. Subject to the other provisions of this Section 8.8, Purchaser and the Sellers’ Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with (i) the filing of Tax Returns, (ii) any Action with respect to Taxes and Tax Returns and (iii) the preparation of any financial statements to the extent related to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the party requesting assistance shall pay the reasonable out-of-pocket fees and expenses incurred by the party providing such assistance; provided, further, no party shall be required to provide assistance at times or in amounts that would interfere unreasonably with the business and operations of such party.
(d)    No party hereto nor any Affiliate thereof shall make an election under Section 336 or Section 338 of the Code or any similar provision of Law in respect of the transactions contemplated by this Agreement.
(e)    Purchaser shall not take any action or cause any action to be taken with respect to the Company Group or the Surviving Company subsequent to the Closing that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16, 2001-1 C.B. 730, and Internal Revenue Service Notice 2008-20 I.R.B. 2008-6 (January 17, 2008), and Internal Revenue Service Notice 2008-111 I.R.B. 1299 (December 1, 2008).
(f)    Tax Contests.
(i)    Purchaser shall deliver a written notice to the Sellers’ Representative in writing promptly following the commencement of any Action with respect to Taxes of any of the Company or its Subsidiaries for which the Company Unitholders may be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Purchaser) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed losses (including Taxes), if any (the “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Sellers’ Representative shall not relieve the Company Unitholders of any obligation or liability that the Company Unitholders may have to Purchaser, except to the extent that the Company Unitholders demonstrate that the Company Unitholders are adversely prejudiced thereby.
(ii)    With respect to Tax Contests for Taxes of the Company and its Subsidiaries for a Pre-Closing Tax Period (other than a Straddle Period), the Sellers’ Representative may elect to assume and control the defense of such Tax Contest by written notice to Purchaser within thirty (30) days after delivery by Purchaser to the Sellers’ Representative of the Tax Claim Notice. If the Sellers’ Representative elects to assume and control the defense of

72

such Tax Contest, the Sellers’ Representative (A) shall bear its own costs and expenses, (B) shall be entitled to engage its own counsel and (C) may (1) pursue or forego any and all administrative appeals, litigation, proceedings, hearings and conferences with any taxing authority, (2) either pay the Tax claimed or sue for refund where Applicable Law permits such refund suit or (3) contest, settle or compromise the Tax Contest in any permissible manner; provided, however, that the Sellers’ Representative shall not settle or compromise (or take other actions described herein with respect to) any Tax Contest without the prior written consent of Purchaser (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement or compromise would reasonably be expected to adversely affect the Tax liability of Purchaser or any of its Affiliates (including any of the Company or any of its Subsidiaries) for any taxable period ending after the Closing Date. If the Sellers’ Representative elects to assume the defense of any Tax Contest, the Sellers’ Representative shall (x) keep Purchaser reasonably informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to Purchaser of any related correspondence, and shall provide Purchaser with an opportunity to review and comment on any material correspondence before the Sellers’ Representative sends such correspondence to any taxing authority), (y) consult with Purchaser in connection with the defense or prosecution of any such Tax Contest and (z) provide such cooperation and information as Purchaser shall reasonably request, and Purchaser shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).
(iii)    In connection with any Tax Contest that relates to Taxes of the Company and its Subsidiaries for a Pre-Closing Tax Period (other than a Straddle Period) that (A) the Sellers’ Representative does not timely elect to control pursuant to Section 8.8(f)(ii) or (B) the Sellers’ Representative fails to diligently defend, such Tax Contest shall be controlled by Purchaser (and the Sellers’ Representative shall reimburse Purchaser for all reasonable costs and expenses incurred by Purchaser relating to a Tax Contest described in this Section 8.8(f)(iii)) and the Sellers’ Representative agrees to cooperate with Purchaser in pursuing such Tax Contest.
(iv)    In connection with any Tax Contest for Taxes of the Company or any of its Subsidiaries for any Straddle Period, such Tax Contest shall be controlled by Purchaser; provided, that with respect to any Tax Contest described in Section (iii) or in this Section (iv), Purchaser shall not (1) forego any administrative appeals, litigation, proceedings, hearings and conferences with any taxing authority, (2) pay the Tax claimed or (3) settle or compromise (or take such other actions described herein with respect to) any such Tax Contest without the prior written consent of the Sellers’ Representative, such consent not to be unreasonable withheld, conditioned or delayed. Purchaser shall (A) keep the Sellers’ Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Sellers’ Representative of any related correspondence and shall provide the Sellers’ Representative with an opportunity to review and comment on any material correspondence before Purchaser sends such correspondence to any taxing authority), (B) consult with the Sellers’ Representative in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and

73

information as the Sellers’ Representative shall reasonably request and the Sellers’ Representative shall have the right, at its own cost and expense, to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable tax authorities regarding such Tax Contests).
(v)    Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 8.8(f) (and not Section 9.7(a)).
(g)    Any refunds of Taxes (including, without limitation, estimated Taxes) with respect to any Pre-Closing Tax Period that are received by Purchaser or the Company Group after the Closing Date (any such refund, a “Pre-Closing Tax Refund”), shall be for the account of the Company Unitholders, and the Company shall pay over to the Sellers’ Representative (for the benefit of the Company Unitholders) any such Pre-Closing Tax Refund within ten (10) days after receipt thereof, provided however that any refunds (i) attributable to a carryback from any taxable year beginning after the Closing Date or (ii) taken into account as an asset in the calculation of the Final Working Capital shall be for the account of Purchaser. Purchaser and the Company Group shall cooperate with the Sellers’ Representative (on behalf of the Company Unitholders) in obtaining such refunds, it being understood that (A) Purchaser and the Company Group will carryback any net operating losses for taxable periods ending on or before or including the Closing Date to prior taxable periods as allowable by applicable Tax Law and shall claim Tax refunds as a result of such carryback (including through the filing of amended Tax Returns), (B) any such Pre-Closing Tax Refunds will be claimed in cash rather than as a credit against future Tax liabilities, (C) Purchaser and the Company Group shall cooperate with the Representative in preparing and filing Tax Returns (including amendments of prior Tax Returns and claims for refunds, including claims for refunds on IRS Forms 1139 and/or 4466) for any taxable period ending on or prior to the Closing Date and for any Straddle Period as promptly as reasonably possible, and (D) to the extent Pre-Closing Tax Refunds are reduced because of the inability to close the tax year of any member of the Company Group on the Closing Date, then Purchaser shall pay over to the Sellers’ Representative (on behalf of the Company Unitholders) the amount of such reduction within ten (10) days of the filing of the Tax Return for the applicable Straddle Period.
(h)    To the extent that Purchaser or any of its Affiliates recognizes a Transaction Tax Benefit (as defined below) in either of the first two (2) taxable years ending after the Closing Date, Purchaser shall pay the amount of such Transaction Tax Benefits to the Sellers’ Representative (on behalf of the Company Unitholders) as such Transaction Tax Benefits are actually recognized by Purchaser (or its Affiliate) within ten (10) days of filing any Tax Return for each such taxable year. For this purpose, a “Transaction Tax Benefit” means any reduction in Purchaser’s or any member of the Company Group’s liability for Taxes resulting from (i) the carryforward of any net operating loss arising in a Pre-Closing Tax Period or (ii) any Transaction Tax Deductions to the extent not included as deductions in the Tax Returns of the Company Group for the taxable period that ends on the Closing Date. Purchaser or its Affiliates (including, for the avoidance of doubt, the Company Group) shall be deemed to recognize a Transaction Tax Benefit with respect to a taxable year if, and to the extent that, such party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding the relevant net operating loss carryforwards and/or

74

Transaction Tax Deductions from all taxable years, exceeds such party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account such net operating loss carryforwards and/or Transaction Tax Deductions for all taxable years (to the extent permitted by relevant Tax Law and treating such net operating loss carryforwards and Transaction Tax Deductions as the last items claimed for any taxable year). Within fifteen (15) days of the filing of any income Tax Return of the Company Group with respect to any taxable period (or portion thereof) that begins after the Closing Date and takes into account any such net operating loss carryforwards or Transaction Tax Deduction, Purchaser shall deliver to the Sellers’ Representative a schedule setting forth in reasonable detail the amount and calculation of any Transaction Tax Benefit realized during such taxable year.
(i)    Any payments (including indemnification payments under this Section 8.8 and Article 9) under this Agreement (other than payments of the Aggregate Initial Consideration) shall be treated by all parties hereto as adjustments to the Aggregate Initial Consideration.
8.9    Employee Matters. Following the Closing, Purchaser shall cause the applicable members of the Company Group to pay to the applicable Service Providers bonuses and other cash incentive amounts earned in respect of the Company’s fiscal year 2016 consistent with terms of the applicable Employee Plans (copies of which have been provided to Purchaser) in effect as of the date hereof, in each case, to the extent such amounts have been accrued on the Latest Balance Sheet or included in the determination of Final Working Capital. Such amounts shall be paid in the ordinary course of business consistent with past practice and the terms of the applicable Employee Plans, including in respect of timing and amount.
8.10    Certain Indemnity Proceeds. In the event that any member of the Company Group receives any payment in satisfaction of the indemnification claims listed on the “Indemnity Claims Schedule” from the indemnitor therefor (and not, for the avoidance of doubt, from any other third party, including any insurer), whether directly from such indemnitor or by recourse to any funds held in escrow to satisfy such payment obligations, Purchaser shall, or shall cause a member of the Company Group to, promptly and in any event within ten (10) Business Days of the receipt thereof, pay such amount to the Sellers’ Representative (or, at the Sellers’ Representative’s direction, pay to the Paying Agent), less the reasonable and documented out-of-pocket costs and expenses incurred by Purchaser, any member of the Company Group, or any of their respective Affiliates in procuring such collection and recovery, for further distribution to the Company Unitholders in accordance with their respective Applicable Percentages. Following the Closing, Purchaser shall, and shall cause the applicable members of the Company Group to use commercially reasonable efforts to collect all amounts in respect thereof, not waive in any material respect the right to recover and collect any such amount, and upon, written request from the Sellers’ Representative, timely provide periodic updates with respect to such efforts. Notwithstanding the foregoing, nothing in this Section 8.10 shall require Purchaser, any member of the Company Group or any of their respective Affiliates to institute or file any lawsuit or other legal proceeding against any such indemnitor unless the Company Unitholders irrevocably agree in writing to be responsible for all fees, costs, and expenses incurred by Purchaser, any member of the Company Group or any of their respective Affiliates in connection with such lawsuit or other legal proceeding.

75

ARTICLE 9

INDEMNIFICATION
9.1    Written Notice of Claims for Indemnification. Written notice of a claim for indemnification by an Indemnified Party under Section 9.2(a), 9.3(a), 9.2(b) (with respect to any covenant, agreement or obligation required to be performed prior to the Closing) or 9.3(b) (with respect to any covenant, agreement or obligation required to be performed prior to the Closing) (whether or not Losses have actually been incurred) made by an Indemnified Party against any Indemnifying Party must be given by such Indemnified Party on or before 11:59 pm New York, NY time on the date that is fifteen (15) months after the Closing Date (the “Claim Deadline”). Written notice of a claim for indemnification by an Indemnified Party under Section  9.2(b) (with respect to any covenant, agreement or obligation required to be performed following the Closing) or Section 9.3(b) (with respect to any covenant, agreement or obligation required to be performed following the Closing) (whether or not Losses have actually been incurred) made by an Indemnified Party against any Indemnifying Party must be given by such Indemnified Party on or before the applicable Covenant Survival Termination Date. If an Indemnified Party has made a claim for indemnification pursuant to Section 9.2 or Section 9.3, as applicable, on or prior to the Claim Deadline or Covenant Survival Termination Date, as applicable, then such indemnification claim, if then unresolved, shall not be extinguished by the passage of the applicable Claim Deadline or Covenant Survival Termination Date, and such indemnification claim shall survive until it is finally and fully resolved and any obligations in connection therewith are fully satisfied.
9.2    Indemnification of Purchaser Indemnified Parties. From and after the Closing (but subject to the applicable provisions of this Article 9), each Company Unitholder (pro rata based on such Company Unitholder’s Applicable Percentage) shall, to the extent of the then-remaining amount in the Indemnity Escrow Fund, severally defend and indemnify the Purchaser, Merger Sub and their respective Affiliates (including, after the Closing, the Surviving Company and its Subsidiaries) and their respective officers, directors, shareholders, equityholders, partners, members, managers, employees, advisors, agents and other Representatives (collectively, the “Purchaser Indemnified Parties” against, and hold them harmless from, any and all Losses suffered or incurred by any of the Purchaser Indemnified Parties arising from or relating to:
(a)    any breach of or inaccuracy in any of the representations and warranties contained in Article 5;
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, any other member of the Company Group or any Company Unitholder pursuant to this Agreement;
(c)    any Sellers’ Transaction Expenses or Indebtedness of any member of the Company Group that, in either case, remains unpaid after the Closing and is not taken into account in the calculation of Aggregate Initial Consideration or in the payment made to Purchaser pursuant to Section 2.10(d)(i)(B); and
(d)    any matter set forth on the “Indemnification Schedule” attached hereto.

76

9.3    Indemnification of the Company Unitholder Indemnified Parties. From and after the Closing (but subject to the applicable provisions of this Article 9), Purchaser shall defend and indemnify the Company Unitholders and their respective Affiliates and their respective officers, directors, shareholders, equityholders, partners, members, managers, employees, advisors, agents and other Representatives (collectively, the “Company Unitholder Indemnified Parties”) against, and hold them harmless from, any and all Losses suffered or incurred by any of the Company Unitholder Indemnified Parties arising from or relating to:
(a)    any breach of or inaccuracy in any of the representations and warranties contained in Article 6 or in any certificate or instrument delivered by or on behalf of Purchaser or Merger Sub pursuant to this Agreement; and
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser or Merger Sub pursuant to this Agreement.
9.4    Indemnifiable Losses. All Losses for which the Purchaser Indemnified Parties are entitled to seek indemnification pursuant to Section 9.2 are referred to herein as “Purchaser Indemnifiable Losses.” All Losses for which the Company Unitholder Indemnified Parties are entitled to seek indemnification pursuant to Section 9.3 are referred to herein as “Company Unitholder Indemnifiable Losses.” Purchaser Indemnifiable Losses and Company Unitholder Indemnifiable Losses are collectively referred to herein as “Indemnifiable Losses.”
9.5    Certain Limitations. The indemnification obligations of the parties hereto provided for in Section 9.2 or Section 9.3 are subject to the following limitations:
(a)    No Company Unitholder shall be liable to any Purchaser Indemnified Party for indemnification under Section 9.2(a) until the aggregate amount of all Purchaser Indemnifiable Losses in respect of indemnification under Section 9.2(a) exceeds Four Million One Hundred Twenty-Five Thousand ($4,125,000) (the “Basket”), in which event the Company Unitholders (pro rata based on their respective Applicable Percentages) shall be required to pay and shall be liable for all such Purchaser Indemnifiable Losses in excess of the Basket; provided, however, that the limitations in this Section 9.5(a) shall not apply to any claims of actual and intentional fraud.
(b)    The aggregate liability of the Company Unitholders to indemnify the Purchaser Indemnified Parties from and against any Purchaser Indemnifiable Losses arising under Section 9.2 shall not, in any event, exceed Four Million One Hundred Twenty-Five Thousand ($4,125,000) (the “Cap”); provided, however, that the Cap shall not apply to any claims of actual and intentional fraud; provided, further, that in no event shall any Company Unitholder have any liability for any Purchaser Indemnifiable Losses in excess of the aggregate amount of proceeds actually received by such Company Unitholder from the Final Merger Consideration hereunder.
(c)    Any indemnification under Section 9.2 for Losses in respect of breaches of the representations in Section 5.18 (other than in Sections 5.18(g), (h), (j), and (k)) shall be limited to such Losses incurred with respect to a Pre-Closing Tax Period.

77

(d)    Neither a party’s good faith judgment as to whether a matter meets a “materiality” or “Material Adverse Effect” threshold under a representation or warranty qualified by materiality or Material Adverse Effect, respectively, nor a party’s good faith estimates and assumptions used in the preparation of financial statements shall be considered fraud for the purposes of this Agreement (provided, however, that the foregoing shall not be construed, in and of itself, to impute fraud to any Person merely by reason of the fact that it is alleged that such Person did not act in good faith).
9.6    [Reserved].
9.7    Procedures Relating to Indemnification. As used herein, an “Indemnified Party” shall refer to a Purchaser Indemnified Party or a Company Unitholder Indemnified Party, as applicable; provided, that, with respect to any actions to be taken by an Indemnified Party under this Section 9.7, “Indemnified Party” shall mean Purchaser or the Sellers’ Representative, on behalf of the Company Unitholders, as applicable, and the “Indemnifying Party” shall refer to the party obligated to indemnify such Indemnified Party. Except to the extent doing so would be prohibited by the terms of the R&W Policy relating to any claim made by a Purchaser Indemnified Party, all claims for indemnification by an Indemnified Party under Section 9.2 or Section 9.3, as applicable (which the parties acknowledge and agree shall not apply to claims made under the R&W Policy or after the Claim Deadline), shall be asserted and resolved as follows:
(a)    Third Party Claims.
(i)    In the event that any Indemnified Party is made a party to or otherwise becomes subject to any Action instituted by any third party for which the liability or the costs or expenses of which are Losses for which indemnification may be sought by an Indemnified Party under this Article 9 (other than any Tax Contest, the procedures for which shall be governed exclusively by Section 8.8(f)) (any such third party Action being referred to herein as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such written notice shall not affect the Indemnified Party’s rights under this Article 9 except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend such Third Party Claim. The Indemnifying Party shall be entitled to contest and defend such Third Party Claim at its sole cost and expense so long as (A) the Indemnifying Party notifies the Indemnified Party, within ten (10) Business Days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party (or by such earlier date as may be necessary under applicable procedural rules in order to file a timely appearance and response) that the Indemnifying Party is assuming the defense of such Third Party Claim and that the Indemnifying Party will indemnify the Indemnified Party from and against all Losses the Indemnified Party may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by, such Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has and is reasonably likely at all times to continue to have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder with respect thereto, (C) the Indemnifying Party conducts the defense of the Third

78

Party Claim actively and diligently, (D) the Third Party Claim (1) does not seek injunctive relief, specific performance or other equitable relief as the primary remedy, (2) has not been brought by any Governmental Authority, and does not allege any criminal allegations, (3) is not one in which the Indemnifying Party is also a party and, in the opinion of counsel to the Indemnified Party, there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (4) does not involve a claim which, upon petition by the Indemnified Party, the appropriate Governmental Authority rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, and (E) settlement of, or an adverse judgment with respect to, the Third Party Claim is not reasonably likely to be adverse in any material respect to the Indemnified Party’s relationships with its current customers, suppliers, or other Persons having a material business relationship with the Indemnified Party.
(ii)    The Indemnified Party shall be entitled at any time, at its own cost and expense (which cost and expense shall not constitute a Loss unless such cost and expense is incurred at the request of the Indemnifying Party), to participate in such contest and defense and to be represented by attorneys of its own choosing; provided, however, that if the claim for indemnification is resolved in favor of the Indemnified Party (in whole or in part), the Indemnifying Party will pay the reasonable and documented fees and expenses of counsel retained by the Indemnified Party that are incurred prior to the Indemnifying Party’s assumption of control of the defense of the Third Party Claim pursuant to the immediately preceding sentence. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense of such Third Party Claim. The Indemnifying Party may not consent to entry of judgment in, or settle or compromise, any Third Party Claim, the defense of which the Indemnifying Party is conducting pursuant to this Section 9.7(a), without the prior written consent of the Indemnified Party, unless such judgment, compromise or settlement (A) includes a full unconditional release of the Indemnified Party(ies) from all liabilities and obligations relating to such Third Party Claim, (B) does not contain any finding or admission of wrongdoing or any violation of any Law or the rights of any Person by the Indemnified Party and has no effect on any other Actions that may be asserted against the Indemnified Party and (C) provides for the payment of money, solely by the Indemnifying Party from the Indemnity Escrow Fund, as the sole relief for the claimant in such Third Party Claim. Notwithstanding the foregoing, in the event the Indemnifying Party fails to provide the notice contemplated by clause (A) of Section 9.7(a)(i) within the timeframe specified therein, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim, at the sole cost of the Indemnifying Party; provided, however, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the insurer(s) under the R&W Policy and its/their agents and advisors shall be permitted to consult and associate with any party in the defense of any Third Party Claim that may reasonably constitute a “Loss” or similar concept under the R&W Policy and nothing in this Section 9.7(a) shall

79

modify or be deemed to modify the relevant claim and claim handling process between Purchaser and its insurer(s) under the terms of the R&W Policy.
(b)    Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall promptly deliver written notice of such Direct Claim to the Indemnifying Party, which notice shall specify in reasonable detail the amount or an estimate of the amount of the liability arising therefrom and the basis therefor, in each case to the extent then known. The failure to give such written notice shall not affect the Indemnified Party’s rights hereunder except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend such Direct Claim. If the Indemnifying Party (i) notifies the Indemnified Party within sixty (60) days after receipt of notice of a Direct Claim that it agrees with the Direct Claim described in such notice or (ii) fails to notify the Indemnified Party within sixty (60) days after receipt of notice of a Direct Claim that it disputes the Direct Claim described in such notice, then, in either case, the Loss(es) in the amount specified in the Indemnified Party’s notice shall be deemed a liability of the Indemnifying Party in accordance with the terms herein, and payment thereof shall be made to the Indemnified Party promptly (and in any event within five (5) Business Days thereafter). If the Indemnifying Party notifies the Indemnified Party within sixty (60) days after receipt of notice of a Direct Claim that it disputes the Direct Claim described in such notice, then the Indemnified Party may pursue its remedies hereunder with respect thereto.
9.8    Determination of Losses.
(a)    The amount of any Indemnifiable Loss payable under this Article 9 by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies (other than proceeds from the R&W Policy) or from any other Person alleged to be responsible for such Indemnifiable Loss (the “Alternative Arrangements”), in each case net of the following (collectively, the “Collection Expenses”): (i) reasonable and documented costs and expenses incurred by such Indemnified Party or its Affiliates in procuring such recovery, (ii) any retro-premium obligations, increases in premiums or premium adjustments to the extent attributable to such recovery, and (iii) deductibles and other amounts incurred in connection with such recovery. If, subsequent to an indemnification payment made by an Indemnifying Party for an Indemnifiable Loss, the Indemnified Party actually receives any amounts under any Alternative Arrangements with respect to such Indemnifiable Loss, then such Indemnified Party shall promptly (but in any event within ten (10) Business Days after receipt of such amounts under such Alternative Arrangements) reimburse the Indemnifying Party for the indemnification payment actually made to such Indemnified Party by such Indemnifying Party for such Indemnifiable Loss up to the amount actually received by the Indemnified Party under such Alternative Arrangements, in each case, net of all associated Collection Expenses.
(b)    Indemnification payments under this Article 9 shall be paid by the Indemnifying Party without reduction for any Tax Benefits available to the Indemnified Party. However, to the extent that the Indemnified Party recognizes Tax Benefits as a result of any Indemnifiable Losses in any tax year in which or prior to which such Indemnifiable Losses were incurred (or in the immediately succeeding two (2) taxable years), the Indemnified Party shall pay

80

the amount of such Tax Benefits (but not in excess of the indemnification payment or payments actually received from the Indemnifying Party with respect to such Indemnifiable Losses) to the Indemnifying Party as such Tax Benefits are actually recognized by the Indemnified Party. For this purpose, an Indemnified Party shall be deemed to recognize a tax benefit (a “Tax Benefit”) with respect to a taxable year if, and to the extent that, the Indemnified Party’s cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Indemnifiable Losses from all taxable years, exceeds the Indemnified Party’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Indemnifiable Losses for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year).
(c)    Notwithstanding anything to the contrary contained in this Agreement, no Purchaser Indemnified Party will be entitled to indemnification under this Article 9 for any Loss to the extent that it has been taken into account in the final determination of Actual Working Capital, Actual Indebtedness or Actual Sellers’ Transaction Expenses pursuant to Section 2.10 hereof.
9.9    Mitigation. Each Indemnified Party shall use commercially reasonable efforts to mitigate any Indemnifiable Losses for which such Indemnified Party seeks indemnification under this Article 9 to the extent required by Applicable Law.
9.10    No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, no Company Unitholder shall have any right of contribution against Purchaser, the Surviving Company, any of their respective Affiliates or any other Purchaser Indemnified Party with respect to any Purchaser Indemnifiable Losses. Each Company Unitholder agrees that he, she or it shall not make any claim for indemnification against Purchaser, the Surviving Company or any other member of the Company Group (following the Closing), any of their respective Affiliates or any other Purchaser Indemnified Party by reason of the fact that such Company Unitholder or any of his, her or its agents or other Representatives was a controlling person, equityholder, director, officer, manager, employee, agent or other Representative of any member of the Company Group or was serving as such for another Person at the request of any member of the Company Group (whether such claim is for losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, contractual obligation or otherwise) with respect to any Purchaser Indemnifiable Losses owed by such Company Unitholder pursuant to this Article 9.
9.11    Certain Determinations. For all purposes of this Article 9, each representation and warranty in this Agreement shall be read without regard and without giving effect to the term(s) “material” or “Material Adverse Effect” or similar qualifiers as if such words and surrounding related words (e.g., “reasonably be expected to,” “could have” and similar restrictions and qualifiers) were deleted from such representation and warranty.
9.12    Effect of Investigation. The representations, warranties and covenants of the parties hereto, and an Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of such Indemnified Party (including by any of its Representatives) or by reason of the fact that such Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of such Indemnified Party’s

81

waiver of any condition set forth in Section 3.2(a), Section 3.2(b) or Section 3.2(b), as the case may be.
9.13    Exclusive Remedy; Source of Indemnification; R&W Policy.
(a)    Following the Closing, the respective rights of the Purchaser Indemnified Parties and the Company Unitholder Indemnified Parties to indemnification pursuant to this Article 9 shall be the sole and exclusive remedies available to such parties with respect to any and all claims with respect to the subject matter of this Agreement and the transactions contemplated hereby (other than disputes under Section 2.10, which disputes under Section 2.10 shall be resolved in accordance with the dispute resolution mechanism set forth in Section 2.10). Notwithstanding the foregoing, (i) nothing herein shall limit or impair any party’s right to obtain specific performance or other injunctive relief with respect to any breach or threatened breach of this Agreement or limit any Action hereunder in respect of actual and intentional fraud in the making of any of the representations and warranties in Article 5, and (ii) the limitations on remedies contained in this Section 9.13(a) shall not apply to any of the other agreements, documents and instruments entered into by the parties hereto in connection with the consummation of the transactions contemplated hereby.
(b)    Subject to the other applicable provisions regarding indemnification contained herein, if the Company Unitholders are obligated to reimburse or compensate the Purchaser Indemnified Parties for any Purchaser Indemnifiable Losses in connection with a claim for indemnification by any of the Purchaser Indemnified Parties under Section 9.2, then indemnification for such Purchaser Indemnifiable Losses shall, subject to the applicable limitations, if any, set forth in Section 9.5, be satisfied solely from the then remaining balance of the Indemnity Escrow Fund.
ARTICLE 10

MISCELLANEOUS
10.1    Survival of Representations, Warranties and Covenants. The representations and warranties of the parties contained in this Agreement shall survive the Effective Time and the Closing to the extent expressly provided herein; provided, however, that any recourse by an Indemnified Party against an Indemnifying Party pursuant to the rights of indemnification set forth in Article 9 will be limited as set forth in Article 9. The covenants, agreements and obligations of the parties contained herein to be performed following the Closing shall survive the Effective Time and the Closing until performed in accordance with the terms thereof, unless the covenant, agreement or obligation specifies a term, in which case, such covenant, agreement or obligation shall survive for such specified term (the date on which such covenants, agreements or obligations terminate, the “Covenant Survival Termination Date”).
10.2    Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Purchaser and the Sellers’ Representative (on behalf of the Company Unitholders, and prior to the Closing, the Company). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person

82

under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. Notwithstanding anything in this Agreement to the contrary, Sections 10.8, 10.13 and 10.14 and this Section 10.2 (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of Sections 10.8, 10.13 and 10.14 and this Section 10.2) may not be amended, modified, waived or terminated in a manner that impacts or is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter on the date of this Agreement.
10.3    Notices. All notices, demands and other communications to be given or delivered to Purchaser, the Company, the Sellers’ Representative or any Company Unitholder under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered one (1) Business Day after being sent by reputable overnight courier or when transmitted by facsimile or telecopy (transmission confirmed) during normal business hours of the recipient, to the addresses indicated below (unless another address is so specified in writing):
If to any Company Unitholder, the Sellers’ Representative or prior to the Closing, to the Company, then to:
c/o Gryphon Investors
One Maritime Plaza, Suite 2300
San Francisco, CA 94111
Attention: Keith Stimson
Facsimile No.: (415) 217‑7447
with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention: Noah Boyens
Facsimile No.: (415) 439‑1500
If to Purchaser, or after the Closing, to the Company, then to:

c/o Prestige Brands Holdings, Inc.
660 White Plains Road, Suite #250
Tarrytown, NY 10591
Attention: General Counsel
Facsimile No.: (914) 524-7488

83

with a copy, which shall not constitute notice, to:
Reed Smith LLP
10 South Wacker Drive, 40th Floor
Chicago, IL 60606
Attention: Michelle L. Moore
Facsimile No.: (312) 207‑6400
10.4    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Purchaser and the Sellers’ Representative, and any attempted assignment without such prior written consent shall be void; provided, that Purchaser may transfer or assign (i) its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time, but no such transfer or assignment shall affect, or relieve Purchaser from performing, its obligations under this Agreement and (ii) as collateral security, its rights pursuant hereto to any Person providing financing to Purchaser or any of its Affiliates.
10.5    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.6    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and the parties intend that no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.
10.7    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.
10.8    No Third-Party Beneficiaries. Except with respect to each of the Debt Financing Sources, who shall be third party beneficiaries of Sections 10.2, 10.13 and 10.14 and this Section 10.8, with respect to the Purchaser Indemnified Parties, who shall be third party beneficiaries of Sections 8.6(g) and Article 9, and as otherwise expressly set forth in this Agreement (including as set forth in Section 8.7 above), (a) nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective

84

permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group, and (b) without limiting the generality of the foregoing clause (a), each party hereto will not, and will not cause or permit any other Person to, (i) assert any claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof or its subject matter, or the transactions contemplated hereby or consummated or contemplated to be consummated in connection herewith, against any Person other than the other parties hereto (and against such parties only pursuant to the terms and conditions of this Agreement), including against any past, present or future direct or indirect equityholders, partners, members, managers, controlling Persons, directors, officers, employees, incorporators, managers, members, agents, other Representatives or Affiliates of any party hereto (or any Affiliate of any of the foregoing), or the heirs, executors, administrators, estates, successors or assigns of any of the foregoing (with respect to each party hereto, such party’s “Nonparty Affiliates”) or (ii) without limiting the generality of clause (i), hold or attempt to hold any of the Company’s or the Sellers’ Representative’s Nonparty Affiliates liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by or on behalf of the Company, any other member of the Company Group, the Sellers’ Representatives, any of their respective Nonparty Affiliates, or their respective agents or other Representatives, concerning the Business, the Company Group, this Agreement or the transactions contemplated hereby or consummated or contemplated to be consummated in connection herewith; provided, that the foregoing shall not prohibit, restrict or otherwise limit any claim in respect of fraud.
10.9    Acknowledgment. Notwithstanding anything to the contrary in this Agreement, each of Purchaser and Merger Sub acknowledges and agrees, on behalf of itself and its Affiliates, that: (a) it has conducted, to its satisfaction, an independent investigation of the condition (financial and otherwise), results of operations, assets, liabilities, properties and projected operations of the Business and the Company Group and, in making its determination to enter into this Agreement and consummate the transaction contemplated hereby, it is relying only on the representations and warranties of the Company expressly and specifically set forth in Article 5, (b) that (i) neither the Company, any other member of the Company Group, the Sellers’ Representative nor any of their respective Nonparty Affiliates has made or shall be deemed to have made, and Purchaser and Merger Sub have not relied on and are not relying on, any representation, warranty, covenant or agreement, express or implied, with respect to the Business, the Company Group, the subject matter of this Agreement or the transaction contemplated hereby, or the accuracy or completeness of any information or materials regarding the Business, the Company Group, the subject matter of this Agreement or the transaction contemplated hereby, that have been furnished or made available to Purchaser or Merger Sub or their representatives or any other Person, other than the representations and warranties of the Company that are expressly set forth in Article 5; (ii) neither the Company, the Sellers’ Representative nor any of their respective Nonparty Affiliates shall have or be subject to any liability or obligation to Purchaser or Merger Sub or any other Person resulting from or in connection with the dissemination to Purchaser or Merger Sub or their representatives or any other Person or the use by Purchaser or Merger Sub or their representatives or any other Person of any such information or materials, including any information or materials made available to Purchaser, Merger Sub or their respective Affiliates or Representatives in any “data room,” management presentation or in any other form in connection with or expectation of the entry into this Agreement

85

or the transactions contemplated hereby, and (iii) all other representations and warranties of any kind or nature express or implied (including any relating to the future or historical condition (financial or otherwise), results of operations, assets or liabilities of the Business, the Company Group, the subject matter of this Agreement or the transactions contemplated hereby) are expressly and specifically disclaimed by the Company and the Sellers’ Representative and have not been and are not being relied upon by Purchaser or Merger Sub or any of their Representatives or Affiliates in entering into this Agreement and consummating the transactions contemplated by this Agreement.
10.10    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages could be inadequate and the non-breaching party would have no adequate remedy at Law. Accordingly, the parties agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce its rights and the other parties’ obligations hereunder not only by an action or actions for damages but also by seeking an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security or alleging or proving insufficiency of damages).
10.11    Complete Agreement. This Agreement and the agreements and documents referred to herein contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which relate to the subject matter hereof in any way.
10.12    Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, e-mail of a “.pdf” counterpart, or other electronic communication, and all of which taken together shall constitute one and the same instrument.
10.13    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. To the extent permitted by Law, each of the parties hereto hereby irrevocably and unconditionally submits and consents to the exclusive jurisdiction of the Court of Chancery of the State of Delaware located in Wilmington, Delaware (or, if such courts shall not have jurisdiction, any United States federal court sitting in the State of Delaware), and, in each case, appellate courts therefrom, over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably and unconditionally (a) agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by law, in such federal such court and (b) waives, to the fullest extent permitted by Law, any objection that it may hereafter have to the laying of the venue of any such suit, action or other proceeding in any such court or that any suit, action or other proceeding brought in any such court has been brought in an inconvenient forum. In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

86

Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (i) agrees that it will not bring or support any Person in any action of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to this Agreement, the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.
10.14    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING IN THE CASE OF ANY ACTION AGAINST ANY DEBT FINANCING SOURCE (OR ITS AFFILIATES) IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED UNDER THE DEBT COMMITMENT LETTER).
10.15    Release. Conditioned and effective upon the Closing, (a) each Company Unitholder, in its capacity as a holder of Company Units, on such Company Unitholder’s own behalf and, as applicable and to the greatest extent permitted by Applicable Law, on behalf of each of such Company Unitholder’s heirs, successors, assigns, and management companies and general partner entities that are Affiliates of such Company Unitholder (collectively with such Company Unitholder, the “Releasors”), hereby unconditionally and irrevocably waives, releases and forever discharges Purchaser, the Surviving Company and their respective heirs, successors, assigns, Affiliates and management companies and equityholders (collectively with Purchaser and the Surviving Company, the “Company Parties”) and each of their respective successors, assigns and past, present and future directors, managers, officers and employees, and each of their respective heirs, successors and assigns, in each case in their capacity as such (collectively with the Company Parties, the “Company Releasees”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, arising on or prior to the Closing Date from any claims relating to or arising out of such Company Unitholder’s ownership of the Company Units, the termination of such Company Unitholder’s status as a holder of Company Units and actions taken by the Company’s officers, directors, managers, members, employees, agents, attorneys, accountants and representatives in connection with the negotiation, authorization, approval and recommendation of the terms of the Merger, and (b) each Company Unitholder, for itself and the other Releasors, hereby irrevocably covenants to refrain from, directly or indirectly,

87

asserting any claim or demand, or commencing, distributing or causing to be commenced, any action of any kind against any Company Releasees based on any of the foregoing. For the avoidance of doubt, notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 10.15 will waive, or preclude such Company Unitholder from exercising, any of such Company Unitholder’s rights, if any, (a) to receive and be paid its portion of the Final Merger Consideration in accordance with the Distribution Waterfall payable under, and on the terms and subject to the conditions set forth in, this Agreement and the Escrow Agreement in respect of each Company Unit held by such Company Unitholder immediately prior to the Effective Time, (b) under this Agreement, the Escrow Agreement, the Letter of Transmittal or any other agreement entered into by such Company Unitholder (or with respect to which such Company Unitholder is an express third-party beneficiary) in connection with the consummation of the transactions contemplated by this Agreement, (c) if such Company Unitholder is an employee of any member of the Company, relating to such Company Unitholder’s employment, including such Company Unitholder’s right to any compensation earned, such Company Unitholder’s benefits as an employee and any rights set forth under any employment agreement, or (d) if such Company Unitholder’s is a director, officer or manager of any member of the Company Group, relating to such Company Unitholder’s right to exculpation, indemnification, advancement or reimbursement of expenses and for any compensation or other fees earned.
* * * * *

88

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above-written.
COMPANY:

C.B. FLEET TOPCO, LLC

/s/ R. David Andrews
Name: R. David Andrews
Title: President

SELLERS’ REPRESENTATIVE:

GRYPHON PARTNERS 3.5, L.P.

By: Gryphon GenPar 3.5, L.P
Its: General Partner

By: Gryphon Investors, LLC
Its: General Partner

/s/ R. David Andrews
Name: R. David Andrews
Title: Manager

S-1

{Agreement and Plan of Merger}

PURCHASER:

MEDTECH PRODUCTS INC.

/s/ Ronald M. Lombardi
Name: Ronald M. Lombardi
Title: President and CEO

MERGER SUB:

AETAGE LLC

/s/ William P’Pool
Name: William P’Pool
Title: Vice President

S-2

{Agreement and Plan of Merger}